================================================================================

                               CREDIT AGREEMENT

                                     among

                         THE MANITOWOC COMPANY, INC.,

                               VARIOUS LENDERS,

                                      and

                            BANKERS TRUST COMPANY,
                            as ADMINISTRATIVE AGENT

                       ________________________________

                           Dated as of May 9, 2001

                       ________________________________


                        DEUTSCHE BANC ALEX. BROWN INC.,
                       as LEAD ARRANGER and BOOK MANAGER


                        BANC ONE CAPITAL MARKETS, INC.,
                             as SYNDICATION AGENT


                               FLEET BANK, N.A.,
                            as DOCUMENTATION AGENT

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
SECTION 1.  Amount and Terms of Credit...............................    1

     1.01  The Commitments...........................................    1
     1.02  Minimum Amount of Each Borrowing..........................    4
     1.03  Notice of Borrowing.......................................    5
     1.04  Disbursement of Funds.....................................    6
     1.05  Notes.....................................................    7
     1.06  Conversions...............................................    8
     1.07  Pro Rata Borrowings.......................................    9
     1.08  Interest..................................................    9
     1.09  Interest Periods..........................................   10
     1.10  Increased Costs, Illegality, etc..........................   12
     1.11  Compensation..............................................   14
     1.12  Change of Lending Office; etc.............................   15
     1.13  Replacement of Lenders....................................   15
     1.14  Incremental B Term Loan Commitments.......................   17
     1.15  Incremental Revolving Loan Commitments....................   19
     1.16  Limitation on Additional Amounts..........................   21
     1.17  Special Provisions Regarding Revolving Loan Commitments
              and Indemnifying Lenders...............................   21

SECTION 2.  Letters of Credit........................................   25

     2.01  Letters of Credit.........................................   25
     2.02  Maximum Letter of Credit Outstandings; Final Maturities...   26
     2.03  Letter of Credit Requests; Minimum Stated Amount..........   26
     2.04  Letter of Credit Participations...........................   27
     2.05  Agreement to Repay Letter of Credit Drawings..............   29
     2.06  Increased Costs...........................................   30

SECTION 3.  Commitment Commission; Fees; Reductions of Commitment....   31

     3.01  Fees......................................................   31
     3.02  Voluntary Termination of Unutilized Revolving Loan
              Commitments............................................   32
     3.03  Mandatory Reduction of Commitments........................   33

SECTION 4.  Prepayments; Payments; Taxes.............................   33

     4.01  Voluntary Prepayments.....................................   33
     4.02  Mandatory Repayments......................................   36
     4.03  Method and Place of Payment...............................   42
     4.04  Net Payments..............................................   42

                                      (i)

                                                                       Page
                                                                       ----
SECTION 5.  Conditions Precedent to Credit Events on the Initial
            Borrowing Date...........................................    44

     5.01  Effective Date; Notes.....................................    45
     5.02  Officer's Certificate.....................................    45
     5.03  Opinions of Counsel.......................................    45
     5.04  Corporate Documents; Proceedings; etc.....................    45
     5.05  Shareholders' Agreements; Tax Sharing Agreements;
              Existing Indebtedness Agreements.......................    46
     5.06  Consummation of the Transaction...........................    46
     5.07  Adverse Change, Approvals.................................    47
     5.08  Litigation................................................    48
     5.09  Pledge Agreement..........................................    48
     5.10  Security Agreement........................................    48
     5.11  Subsidiaries Guaranty.....................................    49
     5.12  Mortgages; Title Insurance; Surveys; Landlord Waivers.....    49
     5.13  Financial Statements; Pro Forma Balance Sheet; Projections    50
     5.14  Solvency Certificate; Insurance Certificates..............    50
     5.15  Environmental and Hazardous Substance Analyses; etc.......    50
     5.16  Fees, etc.................................................    51

SECTION 6.  Conditions Precedent to All Credit Events................    51

     6.01  No Default; Representations and Warranties................    51
     6.02  Notice of Borrowing; Letter of Credit Request.............    51
     6.03  Regulation U..............................................    51

SECTION 7.  Representations, Warranties and Agreements...............    52

     7.01  Organizational Status.....................................    52
     7.02  Power and Authority.......................................    52
     7.03  No Violation..............................................    52
     7.04  Approvals.................................................    53
     7.05  Financial Statements; Financial Condition; Undisclosed
              Liabilities; Projections...............................    53
     7.06  Litigation................................................    54
     7.07  True and Complete Disclosure..............................    55
     7.08  Use of Proceeds; Margin Regulations.......................    55
     7.09  Tax Returns and Payments..................................    55
     7.10  Compliance with ERISA.....................................    56
     7.11  The Security Documents....................................    57
     7.12  Properties................................................    58
     7.13  Capitalization............................................    58
     7.14  Subsidiaries..............................................    58
     7.15  Compliance with Statutes, etc.............................    58
     7.16  Investment Company Act....................................    59
     7.17  Public Utility Holdings Company Act.......................    59
     7.18  Environmental Matters.....................................    59

                                     (ii)

                                                                                   Page
                                                                                   ----
     7.19  Labor Relations.....................................................      60
     7.20  Intellectual Property, etc..........................................      60
     7.21  Indebtedness........................................................      60
     7.22  Insurance...........................................................      60
     7.23  Representations and Warranties in Other Documents...................      60
     7.24  Subordination.......................................................      61

SECTION 8.  Affirmative Covenants..............................................      61

     8.01  Information Covenants...............................................      61
            (a)   Quarterly Financial Statements...............................      61
            (b)   Annual Financial Statements..................................      61
            (c)   Management Letters...........................................      62
            (d)   Budgets......................................................      62
            (e)   Officer's Certificates.......................................      62
            (f)   Notice of Default, Litigation and Material Adverse Effect....      63
            (g)   Other Reports and Filings....................................      63
            (h)   Environmental Matters........................................      63
            (i)   Bank Debt Ratings............................................      64
            (j)   Other Information............................................      64
     8.02  Books, Records and Inspection; Annual Meetings......................      64
     8.03  Maintenance of Property; Insurance..................................      64
     8.04  Existence; Franchises...............................................      65
     8.05  Compliance with Statutes, etc.......................................      65
     8.06  Compliance with Environmental Laws..................................      65
     8.07  ERISA...............................................................      66
     8.08  End of Fiscal Years; Fiscal Quarters................................      67
     8.09  Performance of Obligations..........................................      68
     8.10  Payment of Taxes....................................................      68
     8.11  Use of Proceeds.....................................................      68
     8.12  Additional Security; Further Assurances; etc........................      68
     8.13  Foreign Subsidiaries Security.......................................      69
     8.14  Permitted Acquisitions..............................................      70
     8.15  Ownership of Subsidiaries; etc......................................      71
     8.16  Interest Rate Protection............................................      72
     8.17  Margin Regulations..................................................      72

SECTION 9.  Negative Covenants.................................................      72

     9.01  Liens...............................................................      72
     9.02  Consolidation, Merger, Purchase or Sale of Assets, etc..............      75
     9.03  Dividends...........................................................      78
     9.04  Indebtedness........................................................      79
     9.05  Advances, Investments and Loans.....................................      81
     9.06  Transactions with Affiliates........................................      83
     9.07  Capital Expenditures................................................      84
     9.08  Minimum Consolidated Interest Coverage Ratio........................      85

                                     (iii)

                                                                      Page
                                                                      ----
     9.09  Minimum Consolidated EBITDA...............................   85
     9.10  Maximum Consolidated Senior Leverage Ratio................   86
     9.11  Maximum Consolidated Total Leverage Ratio.................   86
     9.12  Minimum Consolidated Fixed Charge Coverage Ratio..........   87
     9.13  Limitations on Prepayments of Certain Indebtedness;
               Modifications of Certain Indebtedness; Modifications
               of Certificate of Incorporation, By-Laws and Certain
               Other Agreements, etc.................................   87
     9.14  Limitation on Certain Restrictions on Subsidiaries........   88
     9.15  Limitation on Issuance of Capital Stock...................   88
     9.16  Business..................................................   88
     9.17  Limitation on Creation of Subsidiaries....................   89
     9.18  Rental Fleet..............................................   89

SECTION 10.  Events of Default.......................................   89

     10.01  Payments.................................................   89
     10.02  Representations, etc.....................................   89
     10.03  Covenants................................................   89
     10.04  Default Under Other Agreements...........................   90
     10.05  Bankruptcy, etc..........................................   90
     10.06  ERISA....................................................   90
     10.07  Security Documents.......................................   91
     10.08  Subsidiaries Guaranties..................................   91
     10.09  Judgments................................................   91
     10.10  Change of Control........................................   92

SECTION 11.  Definitions and Accounting Terms........................   92

     11.01  Defined Terms............................................   92

SECTION 12.  Administrative Agent....................................  124

     12.01  Appointment..............................................  124
     12.02  Nature of Duties.........................................  124
     12.03  Lack of Reliance on the Administrative Agent.............  124
     12.04  Certain Rights of the Administrative Agent...............  125
     12.05  Reliance.................................................  125
     12.06  Indemnification..........................................  125
     12.07  The Administrative Agent in its Individual Capacity......  125
     12.08  Holders..................................................  126
     12.09  Resignation by the Administrative Agent..................  126

SECTION 13.  Miscellaneous...........................................  127

     13.01  Payment of Expenses, etc.................................  127
     13.02  Right of Setoff..........................................  128
     13.03  Notices..................................................  129
     13.04  Benefit of Agreement; Assignments; Participations........  129

                                     (iv)

                                                                        Page
                                                                        ----
     13.05  No Waiver; Remedies Cumulative...........................    133
     13.06  Payments Pro Rata........................................    133
     13.07  Calculations; Computations...............................    134
     13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER
               OF JURY TRIAL. .......................................    135
     13.09  Counterparts.............................................    136
     13.10  Effectiveness............................................    136
     13.11  Headings Descriptive.....................................    136
     13.12  Amendment or Waiver; etc.................................    136
     13.13  Survival.................................................    138
     13.14  Domicile of Loans........................................    139
     13.15  Register.................................................    139
     13.16  Confidentiality..........................................    139
     13.17  Judgment Currency........................................    140
     13.18  Euro.....................................................    141
     13.19  Post-Closing Actions.....................................    141

                                      (v)

SCHEDULE I     Commitments
SCHEDULE II    Lender Addresses
SCHEDULE III   Real Property
SCHEDULE IV    Plans
SCHEDULE V     Subsidiaries
SCHEDULE VI    Existing Indebtedness
SCHEDULE VII   Insurance
SCHEDULE VIII  Existing Liens
SCHEDULE IX    Existing Investments
SCHEDULE X     Associated Costs
SCHEDULE XI    Buy-Back Arrangements
SCHEDULE XII   Indebtedness to be Refinanced
SCHEDULE XIII  Post-Closing Matters

EXHIBIT A-1    Notice of Borrowing
EXHIBIT A-2    Notice of Conversion/Continuation
EXHIBIT B-1    A Term Note
EXHIBIT B-2    B Term Note
EXHIBIT B-3    Revolving Note
EXHIBIT B-4    Swingline Note
EXHIBIT C      Incremental B Term Loan Commitment Agreement
EXHIBIT D      Incremental Revolving Loan Commitment Agreement
EXHIBIT E      Letter of Credit Request
EXHIBIT F      Section 4.04(b)(ii) Certificate
EXHIBIT G      Opinion of Foley & Lardner
EXHIBIT H      Officers' Certificate
EXHIBIT I      Pledge Agreement
EXHIBIT J      Security Agreement
EXHIBIT K      Subsidiaries Guaranty
EXHIBIT L      Solvency Certificate
EXHIBIT M      Compliance Certificate
EXHIBIT N      Assignment and Assumption Agreement
EXHIBIT O      Intercompany Note

                                     (vi)

          CREDIT AGREEMENT, dated as of May 9, 2001, among THE MANITOWOC COMPANY, INC., a Wisconsin corporation (the "Borrower"), the Lenders party hereto from time to time and BANKERS TRUST COMPANY, as Administrative Agent (in such capacity, the "Administrative Agent") (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

          NOW, THEREFORE, IT IS AGREED:

          SECTION 1. Amount and Terms of Credit.
                     --------------------------

          1.01  The Commitments. (a) Subject to and upon the terms and
                ---------------
conditions set forth herein, each Lender with an A Term Loan Commitment severally agrees to make a term loan or term loans (each an "A Term Loan" and, collectively, the "A Term Loans") to the Borrower, which A Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A) except as
                                           --------
otherwise specifically provided in Section 1.10(b), all A Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent has otherwise determined in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, A Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all outstanding B Term Loans that are maintained as Eurodollar Loans and all outstanding Revolving Loans that are maintained as Euro Rate Loans, are subject to an Interest Period of one month which begins and ends on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the A Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, A Term Loans incurred hereunder may not be reborrowed.

          (b) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial B Term Loan Commitment severally agrees to make a term loan or term loans (each an "Initial B Term Loan" and, collectively, the "Initial B Term Loans") to the Borrower, which Initial B Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A) except as otherwise
                                     --------
specifically provided in Section 1.10(b), all Initial B Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent has otherwise determined in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause

(B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Initial B Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all outstanding A Term Loans that are maintained as Eurodollar Loans and all outstanding Revolving Loans that are maintained as Euro Rate Loans, are subject to an Interest Period of one month which begins and ends on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial B Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Initial B Term Loans incurred hereunder may not be reborrowed.

          (c) Subject to Section 1.14 and the other terms and conditions set forth herein, each Lender with an Incremental B Term Loan Commitment severally agrees to make a term loan or term loans (each, an "Incremental B Term Loan" and, collectively, the "Incremental B Term Loans") to the Borrower, which Incremental B Term Loans (i) shall be incurred pursuant to a single drawing on the Incremental B Term Loan Borrowing Date (which date, in any event, shall be the date of the effectiveness of the Incremental B Term Loan Commitment Agreement pursuant to which such Incremental B Term Loans are to be made and shall not be later than the Incremental Commitment Expiry Date), (ii) shall be denominated in Dollars, (iii) shall be added to the then outstanding Borrowings of Initial B Term Loans as provided in Section 1.14(c), and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental B Term Loan Commitment of such Lender on the Incremental B Term Loan Borrowing Date. Once repaid, Incremental B Term Loans incurred hereunder may not be reborrowed.

          (d) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans (i) shall be incurred and maintained in the Approved Currency or Currencies as may be elected by the Borrower, (ii) if denominated in Dollars, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A )
                                                            --------
except as otherwise specifically provided in Section 1.10(b), all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent has otherwise determined in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Dollar Revolving Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all outstanding Foreign Currency Revolving Loans and all outstanding Term Loans that are maintained as Eurodollar Loans, are subject to an Interest Period of one month which begins and ends on the same day, (iii) if denominated in a Foreign Currency, shall be incurred and maintained as one or more Borrowings of Euro Rate Loans denominated in such Foreign Currency, provided that, (A) no Foreign Currency Revolving Loans
                          --------
may be incurred if, after giving effect to such incurrence, the aggregate Principal Amount of all outstanding Foreign Currency Revolving Loans would exceed the lesser of (x) $50,000,000 and (y) the Total Available Revolving Loan Commitment then in effect, and (B) unless the Administrative Agent has otherwise determined in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, all outstanding Foreign Currency Revolving Loans, together with all outstanding Revolving Loans and Term Loans that are maintained as Eurodollar Loans, shall be subject to an Interest Period of one month which begins and ends on the same day, (iv) may be repaid and reborrowed in accordance with the provisions hereof, (v) shall not exceed for any such Lender at any time outstanding that aggregate Principal Amount which, when added to the product of (x) such Lender's RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and
(II) the aggregate Principal Amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Available Revolving Loan Commitment of such Lender at such time, and (vi) shall not exceed for all such Lenders at any time outstanding that aggregate Principal Amount which, when added to the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and
(II) the aggregate Principal Amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Total Available Revolving Loan Commitment at such time.

          (e) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a "Swingline Loan" and, collectively, the "Swingline Loans") to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate Principal Amount at any time outstanding, when combined with the aggregate Principal Amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Available Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate Principal Amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 1.01(e), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender's risk with respect to the Defaulting Lender's or Lenders' participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender's or Lenders' RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that (x) one or more of the conditions specified in
Section 5 or 6 are not then satisfied, (y) the making of such Swingline Loans would violate Section 1.01(e), or (z) a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices of Default or Event of Default from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

          (f) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender's outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been
                 --------
automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Dollar Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender's RL Percentage (determined before
        --- ----
giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in
Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment or the Total Available Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the
--------
account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

          1.02   Minimum Amount of Each Borrowing. The aggregate principal
                 --------------------------------
amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than twenty Borrowings of Eurodollar

Loans in the aggregate for all Tranches of Loans; provided, however, for every
                                                  --------  -------
$20,000,000 in the aggregate of Incremental B Term Loan Commitments and Incremental Revolving Loan Commitments that the Borrower has obtained pursuant to this Agreement, the Borrower shall be entitled to five additional Borrowings of Euro Rate Loans hereunder.

          1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur
               -------------------
(x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days' prior notice of each Eurodollar Loan to be incurred hereunder, (y) Foreign Currency Revolving Loans hereunder, it shall give the Administrative Agent at the Notice Office at least four Business Days' prior notice of each Foreign Currency Revolving Loan to be incurred hereunder and (z) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day's prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each
                                                        --------
case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing (stated in the applicable Approved Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute A Term Loans, Initial B Term Loans, Incremental B Term Loans or Revolving Loans, (iv) in the case of Revolving Loans, the Approved Currency for such Revolving Loans, (v) in the case of Term Loans and Dollar Revolving Loans, whether such Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto, (vi) in the case of Foreign Currency Revolving Loans, the initial Interest Period to be applicable thereto, (vii) in the case of a Borrowing of Revolving Loans the proceeds of which are to be utilized to finance, in whole or in part, the purchase price of a Permitted Acquisition, the amount of the Total Unutilized Revolving Loan Commitment (less the amount of the Blocked Revolving Loan Commitment then in effect) after giving effect to such Borrowing, and (viii) in the case of a Borrowing of Revolving Loans, the amount of the Blocked Revolving Loan Commitment in effect immediately prior to giving effect to such Borrowing. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

          (b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 2:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing and (C) the amount of the Blocked Revolving Loan Commitment in effect immediately prior to giving effect to such Borrowing.

          (ii)   Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in
Section 1.01(f).

          (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from the Chairman of the Board, the President, the Vice President-Finance, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's or Swingline Lender's record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

          1.04 Disbursement of Funds. No later than 1:00 P.M. (New York time) on
               ---------------------
the date specified in each Notice of Borrowing (or (x) in the case of Foreign Currency Revolving Loans, no later than 10:00 A.M. (New York time) on the date specified in the respective Notice of Borrowing, (y) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to
Section 1.03(b)(i) or (z) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(f)), each Lender with a Commitment of the respective Tranche will make available its pro rata
                                                                    --- ----
portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in the relevant Approved Currency and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office, in the relevant Approved Currency and in immediately available funds, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Foreign Currency Revolving Loans, the Administrative Agent's customary rate for interbank advances) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

          1.05 Notes.  (a)  The Borrower's obligation to pay the principal of,
               -----
and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) if A Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a "B Term Note" and, collectively, the "B Term Notes"), (iii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes"), and (iv) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (the "Swingline Note").

          (b) The A Term Note issued to each Lender that has an A Term Loan Commitment or outstanding A Term Loans shall (i) be executed by the Borrower,
(ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount (expressed in Dollars) equal to the A Term Loans made by such Lender on the Initial Borrowing Date (or, in the case of any A Term Note issued after the Initial Borrowing Date, be in a stated principal amount (expressed in Dollars) equal to the outstanding principal amount of the A Term Loans of such Lender on the date of the issuance thereof) and be payable in the outstanding principal amount of A Term Loans evidenced thereby, (iv) mature on the A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) The B Term Note issued to each Lender that has a B Term Loan Commitment or outstanding B Term Loans shall (i) be executed by the Borrower,
(ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount (expressed in Dollars) equal to the B Term Loans made by such Lender on the Initial Borrowing Date (or, in the case of any B Term Note issued after the Initial Borrowing Date, be in a stated principal amount (expressed in Dollars) equal to the outstanding principal amount of the B Term

Loans of such Lender on the date of the issuance thereof) and be payable in the outstanding principal amount of B Term Loans evidenced thereby, (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (d) The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in Dollars) equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount (expressed in Dollars) equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the applicable Approved Currency in the outstanding principal amount of the Revolving Loans evidenced thereby, provided
                                                                       --------
that if, because of fluctuations in exchange rates after the issuance of any Revolving Note, the stated principal amount of such Revolving Note of any such Lender would not be at least as great as the principal amount (taking the Dollar Equivalent of all Foreign Currency Revolving Loans evidenced thereby) of such Revolving Loans made by such Lender to the Borrower at any time outstanding, such Lender may request (and in such case the Borrower shall promptly execute and deliver) a new Revolving Note in an amount equal to the aggregate principal amount (taking the Dollar Equivalent of all Foreign Currency Revolving Loans evidenced thereby) of such Revolving Loans of such Lender outstanding on the date of the issuance of such new Revolving Note, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Euro Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (e) The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount (expressed in Dollars) equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date,
(v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in
Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (f) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower's obligations in respect of such Loans.

          1.06 Conversions. The Borrower shall have the option to convert, on
               -----------
any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Foreign Currency Revolving Loans and Swingline Loans which may not be converted pursuant to this
Section 1.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section
                      --------
1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if a Default or an Event of Default is in existence on the date of the conversion and either the Administrative Agent or the Required Lenders have notified the Borrower that such conversions are no longer permitted (which notice may be given by the Administrative Agent or the Required Lenders in their sole discretion), provided that no such notice shall
                                            --------
be required if a Default or an Event of Default under Section 10.05 exists and is continuing (in which case Base Rate Loans may not be converted into Eurodollar Loans), (iii) unless the Administrative Agent has otherwise determined in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans shall be subject to the provisions of clause
(B) of the proviso in each of Sections 1.01(a)(iii), 1.01(b)(iii) and 1.01(d)(ii), and (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Euro Rate Loans than is permitted under
Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three Business Days' prior notice (each a "Notice of Conversion/Continuation") in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

          1.07 Pro Rata Borrowings. All Borrowings of Loans under this Agreement
               -------------------
shall be incurred from the Lenders pro rata on the basis of their A Term Loan
                                   --- ----
Commitments, Initial B Term Loan Commitments, Incremental B Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

          1.08 Interest. (a) The Borrower agrees to pay interest in respect of
               --------
the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate each as in effect from time to time.

          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Euro Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Euro Rate Loan to a Base Rate Loan pursuant to
Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the applicable Euro Rate for such Interest Period plus, in the case of a Foreign Currency Revolving Loan, any Associated Costs.

          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amounts payable hereunder or under any other Credit Document shall, in each case, bear interest at a rate per annum (i) in the case of overdue principal of, and interest on, Foreign Currency Revolving Loans, equal to 2% in excess of the rate then borne by such Foreign Currency Revolving Loans plus any Associated Costs, (ii) in the case of overdue principal of, and interest on, Term Loans and Dollar Revolving Loans, equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and
(iii) in the case of all other overdue amounts payable hereunder and under any other Credit Document, equal to the rate per annum equal to the rate which is 2% in excess of the rate applicable to Dollar Revolving Loans maintained as Base Rate Loans from time to time. Interest which accrues under this Section 1.08(c) shall be payable on demand.

          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Euro Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) Upon each Interest Determination Date, the Administrative Agent shall determine the applicable Euro Rate for each Interest Period applicable to the respective Euro Rate Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 Interest Periods.  At the time the Borrower gives any Notice of
               ----------------
Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Euro Rate Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day (or, in the case of a Foreign Currency Revolving Loan, prior to 12:00 Noon (New York time) on the fourth Business Day) prior to the expiration of an Interest Period applicable to such Euro Rate Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each an "Interest Period") applicable to such Euro Rate Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(iii), 1.01(b)(iii), 1.01(d)(ii) and 1.01(d)(iii)), be a one, two, three, six, or to the extent consented to by all of the Lenders under a respective Tranche, a nine-month period, provided that (in each case):
                              --------

           (i) all Euro Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

           (ii) the initial Interest Period for any Euro Rate Loan shall commence on the date of Borrowing of such Euro Rate Loan (including, in the case of Eurodollar Loans, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Euro Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

           (iii) if any Interest Period for a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

           (iv) if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any
                                                 --------  -------
     Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

           (v) unless the Required Lenders otherwise agree, no Interest Period of longer than one month may be selected for a Foreign Currency Revolving Loan at any time when a Default or an Event of Default is then in existence;

           (vi) no Interest Period for a Term Loan or a Dollar Revolving Loan may be selected at any time when a Default or an Event of Default is then in existence and either the Administrative Agent or the Required Lenders have notified the Borrower that such selections are no longer permitted (which notice may be given by the Administrative Agent or the Required Lenders in their sole discretion), provided that no such notice
                                                 --------
     shall be required if a Default or an Event of Default under Section 10.05 exists and is continuing (in which case Interest Periods may not be selected);

           (vii) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans; and

           (viii) no Interest Period in respect of any Borrowing of A Term Loans or B Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such A Term Loans or B Term Loans will be required to be made under Section

     4.02(b) or (c) if the aggregate principal amount of such A Term Loans or B Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such A Term Loans or B Term Loans then outstanding less the aggregate amount of such required repayment.

          If by 12:00 Noon (New York time) on the third Business Day (or, in the case of a Foreign Currency Revolving Loan, by 12:00 Noon (New York time) on the fourth Business Day) preceding the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans as provided above, the Borrower shall be deemed to have elected (x) in the case of Eurodollar Loans, to convert such Eurodollar Loans into Base Rate Loans, and (y) in the case of Foreign Currency Revolving Loans, a one-month Interest Period for such Foreign Currency Revolving Loans, in each case effective as of the expiration of such current Interest Period.

          1.10   Increased Costs, Illegality, etc. (a) In the event that any
                 ---------------------------------
Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Administrative Agent):

          (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Euro Rate; or

          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Euro Rate Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the relevant interbank market or the position of such Lender in such market; or

          (iii) at any time, that the making or continuance of any Euro Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the relevant interbank market; or

           (iv) at any time that any Foreign Currency is not available in sufficient amounts to fund any Borrowing of Foreign Currency Revolving Loans denominated in such Foreign Currency;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) in the event that Eurodollar Loans are so affected, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, and (B) in the event that any Foreign Currency Revolving Loans are so affected, the applicable Euro Rate shall be determined on the basis provided in the last sentence of the definition of EURIBOR or Sterling LIBOR, as the case may be, (x) in the case of clause (ii) above, the Borrower agrees, subject to Section 1.16, to pay to such Lender, upon such Lender's written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis therefor and the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto),
(y) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law, and (z) in the case of clause (iv) above, Foreign Currency Revolving Loans in the affected Foreign Currency (other than any such Foreign Currency Revolving Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the Borrower with respect to such Foreign Currency Revolving Loans which have not yet been incurred shall be deemed rescinded by the Borrower.

          (b) At any time that any Euro Rate Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of any Euro Rate Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Euro Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Euro Rate Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent and the affected Lender, (A) in the case of a Eurodollar Loan, require the affected Lender to convert such

Eurodollar Loan into a Base Rate Loan and (B) in the case of a Foreign Currency Revolving Loan, repay such Foreign Currency Revolving Loan in full; provided
                                                                    --------
that (i) if the circumstances described in Section 1.10(a)(iii) apply to any Foreign Currency Revolving Loan, the Borrower may, in lieu of taking the actions described above in this Section 1.10(b), maintain such Foreign Currency Revolving Loan outstanding, in which case the applicable Euro Rate shall be determined on the basis provided in the last sentence of the definition of EURIBOR or Sterling LIBOR, as the case may be, unless the maintenance of such Foreign Currency Revolving Loan outstanding on such basis would not stop the conditions described in Section 1.10(a)(iii) from existing (in which case the actions described above, without giving effect to this proviso, shall be required to be taken), and (ii) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

          (c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall, subject to Section 1.16, be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender's
                                          --------
determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis therefor and the calculation thereof.

          (d) In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Foreign Currency Revolving Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Foreign Currency Revolving Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Foreign Currency Revolving Loans or in Section 1.10(a)(ii), such Lender shall promptly notify the Administrative Agent and the Borrower in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and, subject to Section

1.16, the Borrower shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of such Foreign Currency Revolving Loan or, if later, on written demand therefor by such Lender.

          1.11 Compensation. The Borrower agrees to compensate each Lender, upon
               ------------
its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Euro Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Euro Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Euro Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Euro Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Euro Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).

          1.12 Change of Lending Office; etc. (a) Each Lender may at any time or
               ------------------------------
from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include lending affiliates of the respective Lender) for the various Foreign Currency Revolving Loans made by such Lender (including, without limitation, by designating a separate lending office (or affiliate) to act as such with respect to Dollar Revolving Loans versus Foreign Currency Revolving Loans); provided that for designations made after the
                           --------
Effective Date, to the extent such designation shall result in increased costs under Section 1.10, 2.06 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different affiliate of the respective Lenders), then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described in Section 1.10, 2.06 or 4.04 resulting from changes after the date of the respective designation). Each lending office and affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

          (b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1.10(d), Section 2.06 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is
                                             --------
made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.10, 2.06 and 4.04.

          1.13  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting
                ----------------------
Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or
(iii), Section 1.10(c), Section 1.10(d), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender or an Indemnifying Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause
(z), will exist immediately after giving effect to such replacement), to replace such Lender (the "Replaced Lender") or such Indemnifying Lender (the "Replaced Indemnifying Lender"), as the case may be, with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender" or "Replacement Indemnifying Lender," as the case may be) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that:
                                                      --------

          (i) at the time of any replacement of a Lender pursuant to this
     Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01, (y) the Issuing Lender an amount equal to such Replaced Lender's RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to the Issuing Lender and (z) the Swingline Lender an amount equal to such Replaced Lender's RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender;

          (ii) at the time of any replacement of an Indemnifying Lender pursuant to this Section 1.13, the Replacement Indemnifying Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(c) and shall have obtained the written consent of the Fronting Lender (and with all fees payable pursuant to said Section 13.04(c) to be paid by the Replacement Indemnifying Lender) pursuant to which the Replacement Indemnifying Lender shall acquire all Indemnity Participations (and related Indemnity Amounts) of the Replaced Indemnifying Lender and, in connection therewith, shall pay to (x) the Replaced Indemnifying Lender an amount equal to the sum of (I) the aggregate amount of all Obligations funded by the Replaced Indemnifying Lender pursuant to Section 1.17(a), and
     (II) an amount equal to all accrued, but theretofore unpaid, interest and Fees which would be owing to the Replaced Indemnifying Lender at such time had the Borrower paid all interest and Fees pursuant to the terms of this Agreement through the date upon which the respective replacement occurred (whether or not such amounts would otherwise be then due and payable pursuant to the terms of this Agreement) and (y) the Fronting Lender an amount equal to all amounts required to be paid to the Fronting Lender by the Replaced Indemnifying Lender through and including the date of the respective replacement pursuant to this Section 1.13, to the extent that such amounts have not theretofore been actually paid by the Replaced Indemnifying Lender to the Fronting Lender, in each case determined in accordance with the relevant provisions of Section 1.17; and

          (iii) all obligations of the Borrower due and owing to the Replaced Lender or Replaced Indemnifying Lender, as the case may be, at such time (other than those specifically described in clause (i) or (ii) above, as the case may be, in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender or Replaced Indemnifying Lender, as the case may be, concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of all relevant amounts referred to in clauses (i), (ii) and (iii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender or Replacement Indemnifying Lender, as the case may be, shall become a Lender or Indemnifying Lender, as the case may be, hereunder and the Replaced Lender or Replaced Indemnifying Lender, as the case may be, shall cease to constitute a Lender or Indemnifying Lender, as the case may be, hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender or Replaced Indemnifying Lender, as the case may be.

          1.14  Incremental B Term Loan Commitments.  (a)  So long as no Default
                -----------------------------------
or Event of Default then exists or would result therefrom, the Borrower, with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), shall have the right to request on one occasion on or before the Incremental Commitment Expiry Date that one or more Lenders (and/or one or more other Persons which will become Lenders as provided below) provide Incremental B Term Loan Commitments and, subject to the terms and conditions contained in this Agreement, make Incremental B Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental B Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental B Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental B Term Loan Commitment Agreement as provided in clause (b) of this Section 1.14, such Lender shall not be obligated to fund any Incremental B Term Loans, (ii) any Lender (or, in the circumstances contemplated by clause (v) below, any other Person which will qualify as an

Eligible Transferee) may so provide an Incremental B Term Loan Commitment without the consent of any other Lender, (iii) the Incremental B Term Loan Commitments provided pursuant to this Section 1.14 shall be in a minimum aggregate amount (for all Lenders (including in the circumstances contemplated by clause (v) below, Eligible Transferees who will become Lenders)) of at least $25,000,000 and in integral multiples of $1,000,000 in excess thereof, (iv) the aggregate amount of all Incremental B Term Loan Commitments permitted to be provided pursuant to this Section 1.14, when combined with the aggregate amount of all Incremental Revolving Loan Commitments permitted to be provided pursuant to Section 1.15, shall not exceed $100,000,000, (v) if, after the Borrower has requested the then existing Lenders (other than Defaulting Lenders) to provide Incremental B Term Loan Commitments pursuant to this Section 1.14, the Borrower has not received Incremental B Term Loan Commitments in an aggregate amount equal to that amount of Incremental B Term Loan Commitments which the Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Borrower as provided below), then the Borrower may request Incremental B Term Loan Commitments from Persons which would qualify as Eligible Transferees hereunder in an aggregate amount equal to such deficiency, provided that any such Incremental B Term Loan Commitment provided by any such Eligible Transferee
                                        --------
which is not already a Lender shall be in a minimum amount (for such Eligible Transferee) of at least $1,000,000, (vi) prior to the Incremental B Term Loan Borrowing Date, the Borrower shall have certified to the Administrative Agent that the aggregate principal amount of all Incremental B Term Loans being incurred is permitted to be incurred under, and in accordance with, the Senior Subordinated Note Indenture (including, without limitation, by providing to the Administrative Agent (x) an officer's certificate of the Borrower's chief financial officer or treasurer demonstrating (in reasonable detail) that the incurrence of such Incremental B Term Loans may be incurred in accordance with, and will not violate the provisions of, the Senior Subordinated Note Indenture (including, to the extent applicable, the proviso to Section 4.03 of the Senior Subordinated Note Indenture), and (y) the officers' certificate referred to in clause (6) of the definition of "Senior Debt" set forth in the Senior Subordinated Note Indenture), and (vii) all actions taken by the Borrower pursuant to this Section 1.14 shall be done in coordination with the Administrative Agent.


          (b) In connection with the Incremental B Term Loan Commitments to be provided pursuant to this Section 1.14, (i) the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee (each, an "Incremental B Term Loan Lender") which agrees to provide an Incremental B Term Loan Commitment shall execute and deliver to the Administrative Agent an Incremental B Term Loan Commitment Agreement substantially in the form of Exhibit C (appropriately completed), with the effectiveness of such Incremental B Term Loan Lender's Incremental B Term Loan Commitment to occur upon delivery of such Incremental B Term Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any fees payable pursuant to clause (ii) below) and the satisfaction of any other conditions precedent that may be set forth in such Incremental B Term Loan Commitment Agreement, (ii) the Administrative Agent shall receive from the Borrower (or, to the extent agreed to by the Borrower and the respective Incremental B Term Loan Lender, from such respective Incremental B Term Loan Lender) the payment of a non-refundable fee of $3,500 for each Eligible Transferee which becomes a Lender pursuant to this Section 1.14 and (iii) the Borrower shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to
Section 5.03 as may be reasonably requested by the Administrative Agent, and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Incremental B Term Loan Commitment Agreement, and at such time Schedule I shall be deemed modified to reflect the Incremental B Term Loan Commitments of such Incremental B Term Loan Lenders.

          (c) In connection with the incurrence of Incremental B Term Loans pursuant to Section 1.01(c), the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrower and the Administrative Agent may take all such actions as may be necessary to ensure that all Lenders with outstanding B Term Loans continue to participate in each Borrowing of outstanding B Term Loans (after giving effect to the incurrence of Incremental B Term Loans pursuant to Section 1.01(c)) on a pro rata basis, including by adding the Incremental B Term Loans to be so
--- ----
incurred to the then outstanding Borrowings of B Term Loans on a pro rata basis
                                                                 --- ----
even though as a result thereof such new Incremental B Term Loans (to the extent required to be maintained as Eurodollar Loans) may effectively have a shorter Interest Period than the then outstanding Borrowings of B Term Loans, and it is hereby agreed that to the extent any then outstanding Borrowings of B Term Loans that are maintained as Eurodollar Loans are affected as a result thereof, any costs of the type described in Section 1.11 incurred by such Lenders in connection therewith shall be for the account of the Borrower.

          1.15  Incremental Revolving Loan Commitments.  (a)  So long as no
                --------------------------------------
Default or Event of Default then exists or would result therefrom, the Borrower, with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), shall have the right to request on up to three occasions on or prior to the Incremental Commitment Expiry Date that one or more Lenders (and/or one or more other Persons which will become Lenders as provided below) provide Incremental Revolving Loan Commitments and, subject to the applicable terms and conditions contained in this Agreement, make Revolving Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Revolving Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Revolving Loan Commitment and executed and delivered to the Administrative Agent an Incremental Revolving Loan Commitment Agreement in respect thereof as provided in clause (b) of this Section 1.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental Revolving Loan Commitment provided pursuant to this Section 1.15, (ii) any Lender (or, in the circumstances contemplated by clause (v) below, any other Person which will qualify as an Eligible Transferee) may so provide an Incremental Revolving Loan Commitment without the consent of any other Lender, (iii) each provision of Incremental Revolving Loan Commitments on a given date pursuant to this Section
1.15 shall be in a minimum aggregate amount (for all Lenders (including, in the circumstances contemplated by clause (v) below,

Eligible Transferees who will become Lenders)) of at least $25,000,000 and in integral multiples of $1,000,000 in excess thereof, (iv) the aggregate amount of all Incremental Revolving Loan Commitments permitted to be provided pursuant to this Section 1.15, when combined with the aggregate amount of all Incremental B Term Loan Commitments permitted to be provided pursuant to Section 1.14, shall not exceed $100,000,000, (v) if, after the Borrower has requested the then existing Lenders (other than Defaulting Lenders) to provide Incremental Revolving Loan Commitments pursuant to this Section 1.15, the Borrower has not received Incremental Revolving Loan Commitments in an aggregate amount equal to that amount of the Incremental Revolving Loan Commitments which the Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Borrower to the Administrative Agent as provided above), then the Borrower may request Incremental Revolving Loan Commitments from Persons which would qualify as Eligible Transferees hereunder in an aggregate amount equal to such deficiency, provided that any such Incremental Revolving Loan Commitments provided by any such Eligible Transferee which is not already a Lender shall be in a minimum amount (for such Eligible Transferee) of at least $1,000,000, (vi) prior to the effectiveness of any Incremental Revolving Loan Commitments, the Borrower shall have certified to the Administrative Agent that the aggregate principal amount of all Revolving Loans permitted to be incurred pursuant to such Incremental Revolving Loan Commitments is permitted to be incurred under, and in accordance with, the Senior Subordinated Note Indenture (including, without limitation, by providing to the Administrative Agent (x) an officer's certificate of the Borrower's chief financial officer or treasurer demonstrating (in reasonable detail) that the incurrence of all such Revolving Loans may be incurred in accordance with, and will not violate the provisions of, the Senior Subordinated Note Indenture (including, to the extent applicable, the proviso to Section 4.03 of the Senior Subordinated Note Indenture), and (y) officers' certificate referred to in clause (6) of the definition of "Senior Debt" set forth in the Senior Subordinated Note Indenture), and (vii) all actions taken by the Borrower pursuant to this Section 1.15 shall be done in coordination with the Administrative Agent.

          (b) In connection with the Incremental Revolving Loan Commitments to be provided pursuant to this Section 1.15, (i) the Borrower, the Administrative Agent and each Lender or other Eligible Transferee (each, an "Incremental RL Lender") which agrees to provide an Incremental Revolving Loan Commitment shall execute and deliver to the Administrative Agent an Incremental Revolving Loan Commitment Agreement substantially in the form of Exhibit D (appropriately completed), with the effectiveness of such Incremental RL Lender's Incremental Revolving Loan Commitment to occur upon delivery of such Incremental Revolving Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any fees payable pursuant to clause (ii) below) and the satisfaction of any other conditions precedent that may be set forth in such Incremental Revolving Loan Commitment Agreement, (ii) the Administrative Agent shall receive from the Borrower (or, to the extent agreed to by the Borrower and the respective Incremental RL Lender, from such respective Incremental RL Lender) the payment of a non-refundable fee of $3,500 for each Eligible Transferee which becomes a Lender pursuant to this Section 1.15 and (iii) the Borrower shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.03 as may be reasonably requested by the Administrative Agent, and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Loan Commitment Agreement, and at such time, (i) the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolving Loan Commitments, and (ii) Schedule I shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders.

          (c) At the time of any provision of Incremental Revolving Loan Commitments pursuant to this Section 1.15, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the RL Lenders, and incur additional Revolving Loans from certain other RL Lenders (including the Incremental RL Lenders), in each case to the extent necessary so that all of the RL Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving
                             --- ----
Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 1.15) and with the Borrower being obligated to pay to the respective RL Lenders any costs of the type referred to in Section 1.11 in connection with any such repayment and/or Borrowing.

          1.16  Limitation on Additional Amounts.  Notwithstanding anything to
                --------------------------------
the contrary contained in Section 1.10 or 2.06, unless a Lender gives notice to the Borrower that the Borrower is obligated to pay any amount under Section 1.10 or 2.06 within 120 days after the later of (x) the date such Lender incurs the respective increased costs, reduction in the amounts received or receivable hereunder or reduction in return of capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, reduction in the amounts received or receivable hereunder or reduction in return of capital, such Lender shall only be entitled to be compensated for any such amount by the Borrower pursuant to Section 1.10 or 2.06 to the extent that any such amounts are incurred or suffered on or after the date which occurs 120 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Section 1.10 or 2.06; provided, however, that
                                                         --------  -------
if the circumstances giving rise to such claims have a retroactive effect, such 120-day period shall be extended to include the period of such retroactive effect. This Section 1.16 shall have no applicability to any Section of this Agreement other than to Sections 1.10 and 2.06.

          1.17  Special Provisions Regarding Revolving Loan Commitments and
                -----------------------------------------------------------
Indemnifying Lenders.  (a)  Upon the execution of this Agreement or an
--------------------
Assignment and Assumption Agreement with respect to an Indemnity Participation, as the case may be, each Indemnifying Lender shall be deemed to, and hereby agrees to, have irrevocably purchased a participation (each, an "Indemnity Participation") from the Fronting Lender in the Revolving Loan Commitment of the Fronting Lender (including, without limitation, the related Revolving Loans of the Fronting Lender, the obligations of the Fronting Lender to fund its share of Mandatory Borrowings and the participation of the Fronting Lender in outstanding Letters of Credit and Unpaid Drawings with respect thereto), in a proportionate amount based on such Indemnifying Lender's Indemnity Amount. Upon the occurrence of a Triggering Event, each Indemnifying Lender, upon one Business Day's notice from the Fronting Lender (provided that such notice shall not be required if a Triggering Event has occurred and a Default or Event of Default of the type described in Section 10.05 is then in existence, in which case the respective Indemnifying Lender shall immediately pay all amounts described below to the Fronting Lender), shall deliver to the Fronting Lender by wire transfer in immediately available funds and in the relevant Approved Currency (x) its proportionate share, based on its Indemnity Amount, of the aggregate unpaid principal amount of the Fronting Lender's Revolving Loans, (y) its proportionate share, based on its Indemnity Amount, of each Mandatory Borrowing thereafter made pursuant to this Agreement and (z) its proportionate share, based on its Indemnity Amount, of the aggregate amount of Unpaid Drawings from time to time hereunder with respect to Letters of Credit. Each Indemnifying Lender's obligations under this Section 1.17 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation,
(a) any set-off, counterclaim, recoupment, defense or other right which the Administrative Agent, the Fronting Lender or any Lender may have against the Fronting Lender, any Credit Party or any other Person for any reason whatsoever,
(b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Credit Party,
(d) any breach of this Agreement by any Credit Party, the Administrative Agent, the Fronting Lender or any Lender, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          (b) For periods prior to the date of the required funding by an Indemnifying Lender of the respective Obligations in accordance with the second sentence of Section 1.17(a), the Fronting Lender shall promptly pay by wire transfer of immediately available funds and in the relevant Approved Currency to each applicable Indemnifying Lender, as an indemnity fee for the Indemnity Participation provided to the Fronting Lender by such Indemnifying Lender in this Section 1.17, the following amounts, in each case in a proportionate amount based on the relationship of the respective Indemnifying Lender's Indemnity Amount (or, in the case of clause (iii) below, the unused amount thereof) to the Fronting Lender's Revolving Loan Commitment (or, in the case of clause (iii) below, the unused amount thereof): (i) an amount equal to (x) the excess of the interest actually received by the Fronting Lender pursuant to Section 1.08 from the Borrower over the applicable Euro Rate or Base Rate, as the case may be, on such Revolving Loans less (y) 0.250% per annum (or such different percentage per
                     ----
annum as may be agreed to by the Fronting Lender and an Indemnifying Lender in any given case) to be retained by the Fronting Lender as an Indemnity Participation fee, (ii) an amount equal to (x) the amount of Letter of Credit Fees actually received pursuant to Section 3.01(b) less (y) 0.250% per annum (or
                                                   ----
such different percentage per annum as may be agreed to by the Fronting Lender and an Indemnifying Lender in any given case) to be retained by the Fronting Lender as an Indemnity Participation fee and (iii) the Commitment Commission actually received by the Fronting Lender pursuant to Section 3.01(a) from the Administrative Agent; provided that if any such indemnity fee payable to an
                      --------
Indemnifying Lender is less than $10,000, the Fronting Lender shall not be required to so pay such indemnity fee to an Indemnifying Lender until the aggregate unpaid amount of indemnity fees payable to such Indemnifying Lender accumulates to an amount exceeding $10,000. The excess, if any, of the interest paid to the Fronting Lender on the Revolving Loans over the interest distributable to an Indemnifying Lender under this Section 1.17(b) in respect thereof, and the excess, if any, of the Letter of Credit Fees paid to the Fronting Lender over the Letter of Credit Fees distributable to such Indemnifying Lender under this Section 1.17(b), shall be retained by the Fronting Lender. After an Indemnifying Lender has funded any Obligations required to be funded by it pursuant to the second sentence of
Section 1.17(a), then any interest actually received by the Fronting Lender with respect to the Obligations so funded (with any such payments so received by the Fronting Lender to be allocated proportionally to its Obligations in respect of which received) shall be paid by it to the respective Indemnifying Lender.

          (c) After an Indemnifying Lender is required to fund Obligations pursuant to the second sentence of Section 1.17(a), and so long as the respective Indemnifying Lender shall have made all payments to the Fronting Lender so required by this Section 1.17, the Fronting Lender shall promptly pay by wire transfer of immediately available funds to such Indemnifying Lender any principal or other payments thereafter recovered by the Fronting Lender from the Borrower to the extent allocable to such Indemnifying Lender's funded Indemnity Participation. If the Fronting Lender shall pay any amount to an Indemnifying Lender pursuant to this Section 1.17 in the belief or expectation that a related payment has been or will be received or collected and such related payment is not received or collected by the Fronting Lender, then such Indemnifying Lender will promptly on demand by the Fronting Lender return such amount to the Fronting Lender, together with interest thereon at such rate as the Fronting Lender shall determine to be customary between Lenders for correction of errors. If the Fronting Lender determines at any time that any amount received or collected by the Fronting Lender pursuant to this Agreement is to be returned to the Borrower under this Agreement or paid to any other Person or entity pursuant to any insolvency law, any sharing clause in this Agreement or otherwise then, notwithstanding any other provision of this Agreement, the Fronting Lender shall not be required to distribute any portion thereof to any Indemnifying Lender, and each Indemnifying Lender will promptly on demand by the Fronting Lender repay any portion that the Fronting Lender shall have distributed to such Indemnifying Lender, together with interest thereon at such rate, if any, as the Fronting Lender shall pay to the Borrower or such Person or entity with respect thereto. If any amounts returned by the Fronting Lender to the Borrower pursuant to this Section 1.17 are later recouped by the Fronting Lender, the Fronting Lender shall promptly pay to each Indemnifying Lender a proportionate amount based on such Indemnifying Lender's funded Indemnity Amount.

          (d) If the Fronting Lender incurs any costs or expenses (including, without limitation, in indemnifying the Administrative Agent pursuant to Section 11.07) pursuant to this Agreement or any other Credit Document, or in connection with any effort to enforce or protect the Fronting Lender's or any Indemnifying Lender's rights or interests with respect to this Agreement or the other Credit Documents, then, except to the extent resulting from the Fronting Lender's gross negligence or willful misconduct (as determined by a final and non-appealable judgment by a court of competent jurisdiction), each Indemnifying Lender will reimburse the Fronting Lender on demand for each such Indemnifying Lender's proportionate share (based on the relationship of such Indemnifying Lender's Indemnity Amount to the Revolving Loan Commitment of the Fronting Lender) of any portion of such costs or expenses which is not reimbursed by or on behalf of the Borrower. If the Fronting Lender recovers any amounts for which the Fronting Lender has previously been reimbursed by an Indemnifying Lender hereunder, the Fronting Lender shall promptly distribute to such Indemnifying Lender such Indemnifying Lender's proportionate share thereof.

          (e) Each Indemnifying Lender hereby agrees to indemnify and hold harmless the Fronting Lender from any applicable taxes, penalties, interest and other expenses, costs and losses incurred or payable by the Fronting Lender as a result of either (i) such Indemnifying Lender's failure to submit any statement, document, form or certificate or other evidence that such Indemnifying Lender is required to provide pursuant to Section 4.04(b) or (ii) the Fronting Lender's reliance on any such statement, document, form or certificate or other evidence which such Indemnifying Lender has provided to the Fronting Lender pursuant to
Section 4.04(b).

          (f) Notwithstanding any provision to the contrary contained in this Agreement or in the other Credit Documents and so long as an Indemnifying Lender has not failed to make any payments required to be made by such Indemnifying Lender under this Section 1.17 or is not otherwise in default under its obligations under this Section 1.17, the Fronting Lender hereby agrees that, with respect to any amendment, modification, termination or waiver of any provision of this Agreement or the other Credit Documents, or any departure by any Credit Party therefrom, if votes or consents are solicited from Lenders holding Revolving Loan Commitments pursuant to Section 13.12, then the Indemnity Amount of the respective Indemnifying Lender shall only be voted if, and as, directed by the respective Indemnifying Lender. It is understood and agreed that the Fronting Lender shall be entitled to vote that portion of its Revolving Loan Commitment which is not subject to one or more Indemnity Participations in such manner as it shall determine in its sole discretion, and that the Fronting Lender may give votes with respect to its outstanding Term Loans as determined by it in its sole discretion.

          (g) Except as otherwise expressly provided herein, in the event that any Person obligated to make a payment to any other Person pursuant to this
Section 1.17 fails to make available to the Person entitled to receive such payment the amount of such payment, the Person entitled to receive such payment shall be entitled to recover such amount on demand from such other Person, together with interest at the customary rate set by the Administrative Agent for the correction of errors among the Lenders for three Business Days and thereafter at the sum of the Base Rate plus 2.00% per annum.
                                       ----

          (h) The Fronting Lender may from time to time sell or transfer to other Persons assignments or participations or other interests in the Fronting Lender's Revolving Loans and Revolving Loan Commitment, but not in the portion thereof allocated to the Indemnity Participation hereunder. An Indemnifying Lender's Indemnity Participation may not be sold, pledged, assigned or otherwise transferred without the Fronting Lender's and the Administrative Agent's prior written consent.

          (i) No increase to the Revolving Loan Commitment of the Fronting Lender (whether pursuant to Section 1.15, Section 13.04 or otherwise) shall have any effect on the Indemnity Amount of any Indemnity Participant, in each case except as may be otherwise agreed in writing by the respective Indemnity
Participant and the Fronting Lender.   Upon any reduction to the Revolving Loan
Commitment of the Fronting Lender (excluding any termination or reduction of such Revolving Loan Commitment pursuant to Section 10 and excluding any reduction to the Revolving Loan Commitment to the extent that, after giving effect thereto, the aggregate Principal Amount of the Revolving Loans of the Fronting Lender then outstanding, when added to the Fronting Lender's RL Percentage of the aggregate Principal Amount of all

Swingline Loans then outstanding and the Fronting Lender's RL Percentage of all Letter of Credit Outstandings at such time, would exceed Revolving Loan Commitment of the Fronting Lender), such reduction shall apply to proportionally reduce the Indemnity Amounts of the various Indemnifying Lenders pursuant to this Section 1.17; provided that reductions to the Revolving Loan Commitment of
                   --------
the Fronting Lender pursuant to Section 3.02(b) and/or 13.12(b), as the case may be, shall be applied only to reduce the Indemnity Amount of any Indemnifying Lender to the extent such reduction is made for purpose of removing the respective Indemnifying Lender.

          (j) In no event shall (x) the Indemnity Participation be construed as a loan or other extension of credit by an Indemnifying Lender to the Fronting Lender or (y) this Agreement be construed to require an Indemnifying Lender to fund or pay to the Fronting Lender such Indemnifying Lender's Indemnity Amount except upon the occurrence of a Triggering Event pursuant to Section 1.17(a). Each Indemnifying Lender agrees that the Fronting Lender may take legal action to enforce or protect an Indemnifying Lender's or the Fronting Lender's interests in respect of this Agreement and the other Credit Documents.

          (k) All determinations by the Fronting Lender pursuant to this Section
1.17 (including, without limitation, with respect to the Indemnity Amounts from time to time in effect, and with respect to amounts owing by or to the various Indemnifying Lenders) shall, absent manifest error, be conclusive and binding on all parties hereto.

          (l) The Fronting Lender hereby agrees that, if an Indemnifying Lender has arranged for an assignment of a portion of the Revolving Loan Commitment of the Fronting Lender which does not exceed the Indemnity Amount of the respective Indemnifying Lender (and if, in connection therewith, the Indemnity Participation of the respective Indemnifying Lender in the portion of the Revolving Loan Commitment so assigned is to be terminated), then so long as all of the applicable requirements of Section 13.04(b) are satisfied (including obtaining the consents required thereunder), then the Fronting Lender shall, upon the request of the respective Indemnifying Lender, enter into an assignment of the related portion of the Revolving Loan Commitment of the Fronting Lender so long as (x) at such time, an Assignment and Assumption Agreement is executed by all parties required to execute same (or consent thereto) in form and substance reasonably satisfactory to the Fronting Lender and (y) concurrently therewith, the Indemnity Participation in the portion of the Revolving Loan Commitment so assigned is terminated pursuant to an agreement in form and substance reasonably satisfactory to the Fronting Lender. It is understood and agreed that, after the Effective Date, the Fronting Lender shall have no obligation to agree to any subsequent Indemnity Participation with respect to all or any portion of the Revolving Loan Commitment from time to time held by the Fronting Lender (although the Fronting Lender may, in its sole discretion, agree to subsequent Indemnity Participations from time to time after the Effective Date).

          SECTION 2.  Letters of Credit.
                      -----------------

          2.01  Letters of Credit.  (a)  Subject to and upon the terms and
                -----------------
conditions set forth herein, the Borrower may request that the Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan

Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by the Issuing Lender or in such other form as is reasonably acceptable to the Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by the Issuing Lender or in such other form as has been approved by the Issuing Lender (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit shall be issued on a sight basis only and shall be denominated in an Approved Currency.

          (b) Subject to and upon the terms and conditions set forth herein, the Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that the Issuing Lender shall not be
                                --------
under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

           (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect with respect to the Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to the Issuing Lender as of the date hereof and which the Issuing Lender reasonably and in good faith deems material to it; or

           (ii) the Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of
     Section 2.03(b).

           2.02  Maximum Letter of Credit Outstandings; Final Maturities.
                 -------------------------------------------------------
Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $50,000,000 or (y) when added to the sum of
(I) the aggregate Principal Amount of all Revolving Loans then outstanding and
(II) the aggregate Principal Amount of all Swingline Loans then outstanding, an amount equal to the Total Available Revolving Loan Commitment at such time, and
(ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day (or the 30/th/ day in the case of trade Letters of Credit) prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) ten Business Days (or 30 days in the case of trade Letters of Credit) prior to the Revolving Loan Maturity Date.

          2.03  Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever
                ------------------------------------------------
the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the Issuing Lender at least four Business Days' written notice thereof (including by way of facsimile) (or such shorter period as is acceptable to the Issuing Lender). Each notice shall be in the form of Exhibit E, appropriately completed (each a "Letter of Credit Request").

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Administrative Agent, the Issuing Lender and the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02. Unless the Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then the Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Lender's usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such issuance, modification or amendment, as the case may be. Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. In addition, with respect to trade Letters of Credit, the Issuing Lender shall on the first Business Day of each week furnish to the Administrative Agent and the Borrower, by facsimile, a report detailing the aggregate Stated Amount of all trade Letters of Credit outstanding during the preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, the Issuing Lender shall not be required to issue any Letter of Credit unless the Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Lender's risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' RL Percentage of the Letter of Credit Outstandings.

          (c) The initial Stated Amount of each Letter of Credit shall not be less than $50,000 (or, in the case of a Letter of Credit issued in a Foreign Currency, the Dollar Equivalent thereof) or such lesser amount as is acceptable to the Issuing Lender.

          2.04  Letter of Credit Participations.  (a)  Immediately upon the
                -------------------------------
issuance by the Issuing Lender of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each RL Lender (each such RL Lender, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's RL Percentage, in such Letter of

Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13, 1.15 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, the Issuing Lender shall not have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for the Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          (c) In the event that the Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Lender pursuant to Section 2.05(a), the Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Issuing Lender the amount of such Participant's RL Percentage of such unreimbursed payment in Dollars (or, in the case of any unreimbursed payment made in a Foreign Currency, of the Dollar Equivalent of such unreimbursed payment, as determined by the Issuing Lender on the date on which such unreimbursed payment was made by the Issuing Lender) and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Issuing Lender in Dollars (or, in the case of any unreimbursed payment made in a Foreign Currency, of the Dollar Equivalent thereof) such Participant's RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the Issuing Lender, such Participant agrees to pay to the Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Issuing Lender at the overnight Federal Funds Rate (or, in the case of amounts owned in a Foreign Currency, at the Issuing Lender's customary rate for interbank advances) for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to the Issuing Lender its RL Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Issuing Lender such other Participant's RL Percentage of any such payment.

          (d) Whenever the Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, the Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars (or, in the case of any payment received in a Foreign Currency, of the Dollar Equivalent thereof) and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

          (e) Upon the request of any Participant, the Administrative Agent shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

          (f) The obligations of the Participants to make payments to the Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

          (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)   the occurrence of any Default or Event of Default.

           2.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse the Issuing Lender, by making payment to the Administrative Agent in Dollars (or, in the case of any payment or disbursement made by the Issuing Lender in a Foreign Currency, of the Dollar Equivalent of such payment or disbursement as determined by the Issuing Lender on the date of such payment or disbursement) in immediately available funds at the Payment Office, for any payment or disbursement made by the Issuing Lender under any Letter of Credit issued by it (each such amount (or the Dollar Equivalent thereof, as the case may be), so paid until reimbursed, an "Unpaid Drawing"), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that (x) to the extent that any such notice is received by the Borrower after 12:00 Noon (New York time) on any Business Day, such reimbursement shall be required on the immediately succeeding Business Day, and
(y) notwithstanding the foregoing, no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by the Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00
--------  -------
Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by the Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. The Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair
--------
or diminish the Borrower's obligations hereunder.


          (b) The obligations of the Borrower under this Section 2.05 to reimburse the Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a "Drawing") (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as the Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided,
                                                                   --------
however, that the Borrower shall not be obligated to reimburse the Issuing
-------
Lender for any wrongful payment made by the Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          2.06 Increased Costs.  If at any time after the Effective Date, the
               ---------------
introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by the Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Issuing Lender or participated in by any Participant, or (ii) impose on the Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by the Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of the Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by the Issuing Lender or any Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees, subject to Section 1.16, to pay to the Issuing Lender or such Participant such additional amount or amounts as will compensate the Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. The Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by the Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis therefor and the calculation of such additional amount or amounts necessary to compensate the Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

               SECTION 3.  Commitment Commission; Fees; Reductions of
                           ------------------------------------------
Commitment.
----------

               3.01 Fees. (a) The Borrower agrees to pay to the Administrative
                    ----
Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the "Commitment Commission") for the period from and including the Effective Date to but excluding the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage on the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

               (b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender's respective RL Percentage) a fee in respect of each Letter of Credit (the "Letter of Credit Fee") for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

               (c) The Borrower agrees to pay to the Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the "Facing Fee") for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum
                                ------
amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

               (d) The Borrower agrees to pay to the Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which the Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

               (e) Concurrently with all voluntary prepayments of principal of B Term Loans and all mandatory prepayments of principal of B Term Loans (other than mandatory repayments made pursuant to Sections 4.02(c) and (f)), in each case which are made on or prior to May 9, 2002, the Borrower will pay to the Administrative Agent, for the ratable account of each Lender with outstanding B Term Loans, a fee equal to 1.0% of the aggregate principal amount of such prepayment.

               (f) The Borrower agrees to pay to the Administrative Agent, for its own account, such fees as may be agreed to in writing from time to time by the Borrower and the Administrative Agent.

               3.02 Voluntary Termination of Unutilized Revolving Loan
                    --------------------------------------------------
Commitments. (a) Upon at least one Business Day's prior written notice to the
-----------
Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 3.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that (i) any reduction to the Total Unutilized Revolving Loan
--------
Commitment shall in no case be in an amount which would cause the Blocked Revolving Loan Commitment to exceed the Total Unutilized Revolving Loan Commitment (immediately after giving effect to such reduction) and (ii) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

               (b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), upon five Business Days' prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender (or in the case of the Fronting Lender only, that portion of its Revolving Loan Commitment which gave rise to the need to obtain the individual consent of one or more Indemnifying Lenders whose consents were not provided), so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (or in the case of the repayment of Revolving Loans of the Fronting Lender which relate to one or more Indemnifying Lenders whose individual consent was required but not obtained, all Revolving Loans subject to the Indemnity Participations of non-consenting Indemnifying Lenders, together with accrued and unpaid interest, Fees and other amounts relating thereto) are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time
Schedule I shall be deemed modified to reflect such changed amounts) and such Lender's RL Percentage of (or, in the case of a replacement of an Indemnifying Lender, such Indemnifying Lender's Indemnity Participation in) all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the Issuing Lender, and at such time, such Lender or Indemnifying Lender, as the case may be, shall no longer constitute a "Lender" or "Indemnifying Lender," as the case may be, for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04 and 13.01), which shall survive as to such repaid Lender or Indemnifying Lender, as the case may be.

               3.03 Mandatory Reduction of Commitments. (a) The Total Commitment
                    ----------------------------------
(and the Commitments of each Lender) shall terminate in its entirety on July 13, 2001 unless the Initial Borrowing Date has occurred on or prior to such date.

               (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total A Term Loan Commitment (and the A Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of A Term Loans on such date).

               (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Initial B Term Loan Commitment (and the Initial B Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of the Initial B Term Loans on such date).

               (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Incremental B Term Loan Commitment (and the Incremental B Term Loan Commitment of each Lender provided pursuant to an Incremental B Term Loan Commitment Agreement) shall terminate in its entirety on the Incremental B Term Loan Borrowing Date (after giving effect to the incurrence of the Incremental B Term Loans on each such date).

               (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety on the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree, the date on which a Change of Control occurs.

               SECTION 4. Prepayments; Payments; Taxes.
                          ----------------------------

               4.01 Voluntary Prepayments. (a) The Borrower shall have the right
                    ---------------------
to prepay the Loans, without premium or penalty (except as otherwise provided in this Agreement), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) no later than 12:00 Noon (New York time) (or, in the case of Foreign Currency Revolving Loans, no later than 10:00 A.M. (New York time))
(x) on the date of such prepayment in the case of a prepayment of Base Rate Loans and (y) at least three Business Days' prior to the date of such prepayment in the case of a prepayment of Euro Rate Loans, which notice (in each case) shall specify whether A Term Loans, B Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans and the currency or currencies in which they are to be prepaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings pursuant to which such Euro Rate Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this
Section 4.01(a) shall be in an aggregate principal amount of at least $500,000,
(y) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $250,000 (or the Dollar Equivalent thereof in the case of Foreign Currency Revolving Loans) and (z) each partial prepayment of Swingline Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $100,000, provided that if any partial prepayment of Euro Rate Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Euro Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Euro Rate Loans and (A) in the case of Dollar Revolving Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect, and (B) in the case of Foreign Currency Revolving Loans, such Borrowing shall be repaid and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided
                                         --- ----
that at the Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment of Term Loans pursuant to this
Section 4.01(a) shall, except as otherwise provided in Section 4.01(c), be applied pro rata to each Tranche of outstanding Term Loans, with the A Term
        --- ----
Loans to be allocated the A Term Loan Percentage of the amount of such prepayment and the B Term Loans to be allocated the B Term Loan Percentage of the amount of such payment; and (v) each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(a) shall be applied (I) first, to reduce in direct order of maturity the

Scheduled Repayments of such Tranche of Term Loans which are due and payable within six months from the date of such payment and (II) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause
(I), to reduce the then remaining Scheduled Repayments of such Tranche of Term Loans being prepaid on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

               (b) In the event of a refusal by a Lender or an Indemnifying Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days' prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender (or in the case of a refusal by an Indemnifying Lender to give any such consent, the Borrower may repay all Revolving Loans, together with accrued and unpaid interest, Fees and other amounts owing to the Fronting Lender, in each case which correlate to the Indemnity Participation of the respective Indemnifying Lender) in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (I) all Commitments of such Lender are terminated (or, in the case of a termination of an Indemnifying Lender, so long as the related portion of the Revolving Loan Commitment of the Fronting Lender is terminated) concurrently with such repayment pursuant to Section 3.02(b) (at which time
Schedule I shall be deemed modified to reflect the changed Commitments and, if relevant, Indemnity Amounts), (II) such Lender's RL Percentage of (or the respective Indemnifying Lender's Indemnity Participation in) all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the Issuing Lender and (III) the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to this Section 4.01(b) have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(b) shall be applied to reduce the then remaining Scheduled Repayments of such Tranche of Term Loans being prepaid on a pro rata basis (based upon the then remaining unpaid principal amounts of such
--- ----
Scheduled Repayments after giving effect to all prior reductions thereto).

               (c) Notwithstanding anything to the contrary contained in this
Section 4.01 or elsewhere in this Agreement (including, without limitation, in
Section 13.12), at any time that A Term Loans are outstanding, the Borrower shall have the option, in its sole discretion, to give the Lenders with outstanding B Term Loans (the "B Lenders") the option to waive their pro rata
                                                                     --- ----
share of a voluntary prepayment of B Term Loans which is to be made pursuant to
Section 4.01(a) (each such prepayment, a "Waivable Voluntary Prepayment") upon the terms and provisions set forth in this Section 4.01(c); provided that if the
                                                            --------
amount of the Waivable Voluntary Prepayment would exceed the aggregate principal amount of A Term Loans then outstanding (after giving effect to the application of their pro rata share of the respective voluntary prepayment), then the amount
         --- ----
of the Waivable Voluntary Prepayment shall be limited to such aggregate principal amount of A Term Loans then outstanding and the remainder of the pro
                                                                           ---
rata share of the respective voluntary repayment otherwise applicable to the B
----
Term Loans shall be immediately applied to the repayment of such outstanding B Term Loans. If the Borrower elects to exercise the option referred to in the immediately preceding sentence, the Borrower shall give to the Administrative Agent written notice of its intention to give the B Lenders the right to waive a Waivable Voluntary Prepayment (including in such notice, the aggregate amount of such proposed prepayment) at least five Business Days prior to the date of the proposed prepayment, which notice the Administrative Agent shall promptly forward to all B Lenders (indicating in such notice the amount of such prepayment to be applied to each such B Lender's outstanding B Term Loans). The Borrower's offer to permit the B Lenders to waive any such Waivable Voluntary Prepayment may apply to all or part of such prepayment, provided that
                                                                  --------
any offer to waive part of such prepayment must be made ratably to the B Lenders on the basis of their outstanding B Term Loans. In the event that any such B Lender desires to waive its pro rata share of such B Lender's right to receive
                            --- ----
any such Waivable Voluntary Prepayment in whole or in part, such B Lender shall so advise the Administrative Agent no later than 4:00 P.M. (New York time) on the date which is two Business Days after the date of such notice from the Administrative Agent (and the Administrative Agent shall promptly thereafter notify the Borrower thereof), which notice shall also include the amount such B Lender desires to receive in respect of such prepayment. If any B Lender does not reply to the Administrative Agent within such two Business Day period, such B Lender will be deemed not to have waived any part of such prepayment. If any B Lender does not specify an amount it wishes to receive, such B Lender will be deemed to have accepted 100% of its share of such prepayment. In the event that any such B Lender waives all or part of its share of any such Waivable Voluntary Prepayment, the Administrative Agent shall apply 100% of the amount so waived by such Lender to the A Term Loans in accordance with Section 4.01(a). Notwithstanding anything to the contrary contained above, if one or more B Lenders waives its right to receive all or any part of any Waivable Voluntary Repayment, but less than all the B Lenders waive in full their right to receive 100% of the total payment otherwise required with respect to the B Term Loans, then of the amount actually applied to the repayment of B Term Loans of B Lenders which have waived all or any of part their right to receive 100% of such repayment, such amount shall be applied to each then outstanding Borrowing of B Term Loans on a pro rata basis (so that each B Lender shall, after giving effect
                --- ----
to the application of the respective repayment, maintain the same percentage (as determined for such B Lender, but not the same percentage as the other B Lenders hold and not the same percentage held by such B Lender prior to repayment) of each Borrowing of B Term Loans which remains outstanding after giving effect to such application).

               4.02 Mandatory Repayments. (a) (i) On any day on which the sum of
                    --------------------
(I) the aggregate outstanding Principal Amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding Principal Amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Available Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Available Revolving Loan Commitment at such time, the Borrower agrees to pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash

Equivalents to be held as security for all obligations of the Borrower to the Issuing Lender and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

               (ii) On any day on which the aggregate outstanding Principal Amount of all Foreign Currency Revolving Loans (after giving effect to all other repayments thereof on such date) exceeds the lesser of (x) $51,000,000 and (y) the Total Available Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Foreign Currency Revolving Loans in an amount equal to such excess.

               (iii) On any day on which the aggregate Stated Amount of all Letters of Credit Outstandings exceeds the lesser of (x) $50,000,000 and (y) the Total Available Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lender and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

               (b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay that principal amount of A Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Sections 4.01(a), 4.01(b) and 4.02(i), a "Scheduled A Repayment"):

            Scheduled A Repayment Date                           Amount
            --------------------------                           ------

              September 30, 2001                                $8,750,000
              December 31, 2001                                 $8,750,000
              March 31, 2002                                    $8,750,000
              June 30, 2002                                     $8,750,000
              September 30, 2002                                $8,750,000
              December 31, 2002                                 $8,750,000
              March 31, 2003                                    $8,750,000
              June 30, 2003                                     $8,750,000
              September 30, 2003                                $8,750,000
              December 31, 2003                                 $8,750,000
              March 31, 2004                                    $8,750,000
              June 30, 2004                                     $8,750,000
              September 30, 2004                                $8,750,000
              December 31, 2004                                 $8,750,000
              March 31, 2005                                    $8,750,000
              June 30, 2005                                     $8,750,000
              September 30, 2005                                $8,750,000
              December 31, 2005                                 $8,750,000
              March 31, 2006                                    $8,750,000
              A Term Loan Maturity Date                         $8,750,000

               (c) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay that principal amount of B Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, (i) as the same may be reduced as provided in Sections 4.01(a), 4.01(b) and 4.02(i), and
(ii) as the same may be increased as provided below in this Section 4.02(c), a "Scheduled B Repayment"):

              Scheduled B Repayment Date                           Amount
              --------------------------                           ------

                September 30, 2001                                $437,500
                December 31, 2001                                 $437,500
                March 31, 2002                                    $437,500
                June 30, 2002                                     $437,500
                September 30, 2002                                $437,500
                December 31, 2002                                 $437,500
                March 31, 2003                                    $437,500
                June 30, 2003                                     $437,500
                September 30, 2003                                $437,500
                December 31, 2003                                 $437,500
                March 31, 2004                                    $437,500
                June 30, 2004                                     $437,500
                September 30, 2004                                $437,500
                December 31, 2004                                 $437,500
                March 31, 2005                                    $437,500
                June 30, 2005                                     $437,500
                September 30, 2005                                $437,500
                December 31, 2005                                 $437,500
                March 31, 2006                                    $437,500
                June 30, 2006                                  $33,337,500
                September 30, 2006                             $33,337,500
                December 31, 2006                              $33,337,500
                March 31, 2007                                 $33,337,500
                B Term Loan Maturity Date                      $33,337,500

               In the event that the Borrower incurs any Incremental B Term Loans pursuant to Section 1.01(c), then (i) each of the Scheduled B Repayments occurring after the date of such incurrence through and including March 31, 2006 shall be increased by .25% of the aggregate principal amount of the Incremental B Term Loans so incurred and (ii) each of the Scheduled B Repayments occurring after March 31, 2006 shall be increased by an amount equal to (x) the aggregate principal amount of the Incremental B Term Loans so incurred less portion thereof allocated to the Scheduled B Repayments as provided in the preceding clause (i) divided by (y) 5.

               (d) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any incurrence by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as in effect on the Effective
Date), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date in accordance with the requirements of Sections 4.02(i) and (j).

               (e) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date in accordance with the requirements of Sections 4.02(i) and (j); provided, however, that with respect to no more than $25,000,000 in the
         --------  -------
aggregate of cash proceeds from Asset Sales in any fiscal year of the Borrower, the Net Sale Proceeds therefrom shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than working capital) used or to be used in the businesses permitted pursuant to Section 9.16 (including, without limitation (but only to the extent permitted by Section 8.14), the purchase of the assets or 100% of the equity of a Person engaged in such businesses) within 360 days following the date of such Asset Sale, and provided
                                                                       --------
further, that if all or any portion of such Net Sale Proceeds not required to be
-------
so applied as provided above in this Section 4.02(e) are not so reinvested within such 360-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(e) without regard to the preceding proviso.

               (f) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied in accordance with the requirements of Sections 4.02(i) and (j).

               (g) In addition to any other mandatory repayments pursuant to this Section 4.02, within 10 days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $250,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied within such 10 day period in accordance with the requirements of Sections 4.02(i) and (j); provided, however, that (x) so long as no Default or Event of Default then
--------  -------
exists and such Net Insurance Proceeds do not exceed $10,000,000, such Net Insurance Proceeds shall not be required to be so applied within such 10 day period to the extent that the Borrower has delivered a certificate to the Administrative Agent within such 10 day period stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within 360 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such Net Insurance Proceeds is greater than $10,000,000 but is less than or equal to $15,000,000, (b) the amount of such Net Insurance Proceeds, together with other cash available to the Borrower and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Insurance Proceeds were paid as determined by the Borrower and as supported by such information as the Administrative Agent may reasonably request and (c) the Borrower has delivered to the Administrative Agent a certificate within such 10 day period in the form described in clause (x) above, then the entire amount of the Net Insurance Proceeds from such Recovery Event and not just the portion in excess of $10,000,000 shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the Borrower from time to time as needed to pay or reimburse the Borrower or such Subsidiary for the actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Administrative Agent), although at any time while an Event or Default has occurred and is continuing, the Required Lenders may direct the Collateral Agent (in which case the Collateral Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of the Term Loans as provided above in this Section 4.02(g) without regard to this proviso; and provided further, that (i) if the amount of such Net Insurance Proceeds
    ----------------
exceeds $15,000,000, then the entire amount of such Net Insurance Proceeds (and not just the portion of such Net Insurance Proceeds in excess of $15,000,000) shall be applied as provided above in this Section 4.02(g) without regard to the preceding proviso, and (ii) if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso (whether pursuant to clause (x) or (y) thereof) are not so used within 360 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(g) without regard to the preceding proviso.

               (h) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on which the Borrower or any of its Subsidiaries receives any cash proceeds from (i) any purchase price adjustment under Section 2.2.2(ii) of the Acquisition Agreement (as in effect on the Initial Borrowing
Date) and (ii) any indemnity payment under the Acquisition Agreement as a result of any reversion of any shares of capital stock of the Target to any prior shareholder of the Target, an amount equal to 100% of the cash proceeds from such purchase price adjustment or indemnity payment shall be applied on such date in accordance with the requirements of Sections 4.02(i) and (j).

               (i) Except as otherwise provided in Section 4.02(k), each amount required to be applied pursuant to this Section 4.02(i) shall be applied as a mandatory repayment of outstanding Term Loans on a pro rata basis, with the A
                                                   --- ----
Term Loans to be allocated the A Term Loan Percentage of the amount of such repayment and the B Term Loans to be allocated the B Term Loan Percentage of the amount of such prepayment. The amount of each principal repayment of each Tranche of outstanding Term Loans made as required by this Section 4.02(i) shall be applied (I) first, to reduce in direct order of maturity the Scheduled Repayments of such Tranche of Term Loans which are due and payable within six calendar months from the date of such payment, and (II) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause
(I), to reduce the then remaining Scheduled Repayments of such

Tranche of Term Loans being repaid on a pro rata basis (based upon the then
                                        --- ----
remaining unpaid principal amounts of such Scheduled Repayments of the respective Tranche of Term Loans after giving effect to all prior reductions thereto).

               (j) With respect to each repayment of Loans required by this
Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Euro Rate Loans were made, provided that: (i) repayments of Euro Rate Loans pursuant
                      --------
to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Euro Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Euro Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Euro Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing (x) in the case of Eurodollar Loans, shall be automatically converted into a Borrowing of Base Rate Loans and (y) in the case of Foreign Currency Revolving Loans, shall be repaid; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the
        --- ----
Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

               (k) Notwithstanding anything to the contrary contained in this
Section 4.02 or elsewhere in this Agreement (including, without limitation, in
Section 13.12), at any time that A Term Loans are outstanding, the Borrower shall have the option, in its sole discretion, to give the B Lenders the option to waive their pro rata share of a mandatory repayment of B Term Loans which is
               --- ----
to be made pursuant to Sections 4.02(d), (e), (f), (g) and/or (h) (each such repayment, a "Waivable Mandatory Repayment") upon the terms and provisions set forth in this Section 4.02(k); provided that if the amount of the Waivable
                               --------
Mandatory Repayment would exceed the aggregate principal amount of A Term Loans then outstanding (after giving effect to the application of their pro rata share
                                                                  --- ----
of the respective mandatory repayment), then the amount of the Waivable Mandatory Repayment shall be limited to such aggregate principal amount of A Term Loans then outstanding and the remainder of the pro rata share of the
                                                     --- ----
respective mandatory repayment otherwise applicable to the B Term Loans shall be immediately applied to the repayment of such outstanding B Term Loans. If the Borrower elects to exercise the option referred to in the immediately preceding sentence, the Borrower shall give to the Administrative Agent written notice of its intention to give the B Lenders the right to waive a Waivable Mandatory Repayment (including in such notice, the aggregate amount of such proposed repayment) at least five Business Days prior to the date of the proposed repayment, which notice the Administrative Agent shall promptly forward to all B Lenders (indicating in such notice the amount of such repayment to be applied to each such B Lender's outstanding B Term Loans). The Borrower's offer to permit the B Lenders to waive any such Waivable Mandatory Repayment may apply to all or part of such repayment, provided that any offer to waive part of such repayment
                        --------
must be made ratably to the B Lenders on the basis of their outstanding B Term Loans. In the event that any such B Lender desires to waive its pro rata share
                                                                --- ----
of such B Lender's right to receive any such Waivable Mandatory Repayment in whole or in part, such B Lender shall so advise the Administrative Agent no later than 4:00 P.M. (New York time) on the date which is two Business Days after the date of such notice from the Administrative Agent (and the Administrative Agent shall promtly thereafter notify the Borrower thereof), which notice shall also include the amount such B Lender desires to receive in respect of such repayment. If any B Lender does not reply to the Administrative Agent within such two Business Day period, such B Lender will be deemed not to have waived any part of such repayment. If any B Lender does not specify an amount it wishes to receive, such B Lender will be deemed to have accepted 100% of its share of such repayment. In the event that any such B Lender waives all or part of its share of any such Waivable Mandatory Repayment, the Administrative Agent shall apply 100% of the amount so waived by such B Lender to the A Term Loans in accordance with Sections 4.02(i) and (j). Notwithstanding anything to the contrary contained above, if one or more B Lenders waives its right to receive all or any part of any Waivable Mandatory Repayment, but less than all the B Lenders waive in full their right to receive 100% of the total payment otherwise required with respect to the B Term Loans, then of the amount actually applied to the repayment of B Term Loans of B Lenders which have waived all or any of part their right to receive 100% of such repayment, such amount shall be applied to each then outstanding Borrowing of B Term Loans on a pro rata basis (so that each B Lender shall, after giving effect
                --- ----
to the application of the respective repayment, maintain the same percentage (as determined for such B Lender, but not the same percentage as the other B Lenders hold and not the same percentage held by such B Lender prior to repayment) of each Borrowing of B Term Loans which remains outstanding after giving effect to such application).


               (l) In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding Loans of any Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans and (ii) unless the Required Lenders otherwise agree, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

               4.03 Method and Place of Payment. Except as otherwise
                    ---------------------------
specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) (or, in the case of a payment of principal or interest on Foreign Currency Revolving Loans, no later than 10:00 A.M. (New York time)) on the date when due and shall be made in immediately available funds at the Payment Office in Dollars (calculated, in the case of Letter of Credit Fees, Facing Fees and the reimbursement of Drawings (in each case) in respect of a Letter of Credit denominated in a Foreign Currency, using the Dollar Equivalent thereof); provided, however, that payments
                                                --------  -------
in respect of principal and interest on Foreign Currency Revolving Loans shall be made in the Foreign Currency in which such Foreign Currency Revolving Loans are denominated. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

               4.04 Net Payments. (a) All payments made by the Borrower
                    ------------
hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments made by the Borrower and all payments made by the Fronting Lender to any Indemnifying Lender hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender or an Indemnifying Lender pursuant to the laws of the jurisdiction in which such Lender or Indemnifying Lender, as the case may be, is organized or the jurisdiction in which the principal office or applicable lending office of such Lender or Indemnifying Lender, as the case may be, is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed on any Lender or Indemnifying Lender, (i) the Borrower agrees to pay such Lender and, in the case of Taxes so levied or imposed on an Indemnifying Lender, the Fronting Lender and (ii) the Fronting Lender (upon actual receipt of payments from the Borrower required pursuant to preceding clause (i)) agrees to pay such Indemnifying Lender, the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due to such Lender and Indemnifying Lender under this Agreement and under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, (x) the Borrower agrees to reimburse each Lender and the Fronting Lender (in the case of Taxes payable by an Indemnifying Lender) and (y) the Fronting Lender (upon actual receipt of the reimbursement from the Borrower required pursuant to preceding clause (x)) agrees to reimburse each Indemnifying Lender, upon the written request of such Lender, the Fronting Lender or such Indemnifying Lender, as the case may be, for taxes imposed on or measured by the net income or net profits of such Lender or an Indemnifying Lender pursuant to the laws of the jurisdiction in which such Lender or Indemnifying Lender, as the case may be, is organized or in which the principal office or applicable lending office of such Lender or Indemnifying Lender, as the case may be, is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender or Indemnifying Lender, as the case may be, is organized or in which the principal office or applicable lending office of such Lender or Indemnifying Lender, as the case may be, is located and for any withholding of taxes as such Lender or Indemnifying Lender shall determine are payable by, or withheld from, such Lender or Indemnifying Lender, in respect of such amounts so paid to or on behalf of such Lender or Indemnifying Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender or Indemnifying Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees (i) to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender and (ii) to indemnify and hold harmless the Fronting Lender, and reimburse the Fronting Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by any Indemnifying Lender.

               (b) Each Lender and each Indemnifying Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender or Indemnifying Lender that is (x) an assignee or transferee of an interest or Indemnity Participation under this Agreement pursuant to Section 1.13, 13.04(b) or 13.04(c) (unless the respective Lender or Indemnifying Lender was already a Lender or Indemnifying Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender or Indemnifying Lender, or (y) a new Lender or Indemnifying Lender pursuant to Section 1.14 or 1.15, on the date that such Person becomes a Lender or Indemnifying Lender hereunder, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender's or Indemnifying Lender's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender or Indemnifying Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit F (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender's or Indemnifying Lender's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender and each Indemnifying Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender or Indemnifying Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender or Indemnifying Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender or Indemnifying Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender or Indemnifying Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in
Section 4.04(a), but subject to Sections 13.04(b) and (c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes or for the account of the Fronting Lender acting on behalf of any Indemnifying Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, to the extent that such Lender or Indemnifying Lender, as the case may be, has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obli-gated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender or the Fronting Lender (acting on behalf of an Indemnifying Lender) in respect of income or similar taxes imposed by the United States if (I) such Lender or Indemnifying Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above or the Fronting Lender on behalf of an Indemnifying Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Sections 13.04(b) and
(c), the Borrower agrees to pay any additional amounts and to indemnify each Lender and Fronting Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

               SECTION 5. Conditions Precedent to Credit Events on the Initial
                          ----------------------------------------------------
Borrowing Date. The obligation of each Lender to make Loans, and the obligation
--------------
of the Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

               5.01 Effective Date; Notes. On or prior to the Initial Borrowing
                    ---------------------
Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate A Term Note, B Term Note and/or Revolving Note executed by the Borrower and to the extent requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

               5.02 Officer's Certificate. On the Initial Borrowing Date, the
                    ---------------------
Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.06, 5.07, 5.08 and 6.01 have been satisfied on such date.

               5.03 Opinions of Counsel. On the Initial Borrowing Date, the
                    -------------------
Administrative Agent shall have received opinions, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date, from (i) Foley & Lardner, special counsel to the Credit Parties, which opinion shall cover the matters set forth in Exhibit G and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (ii) from local counsel to the Credit Parties and/or the Administrative Agent in each of the States in which a Mortgaged Property is located, which opinions shall cover such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and shall be in form and substance reasonably satisfactory to the Administrative Agent.

          5.04  Corporate Documents; Proceedings; etc. (a) On the Initial
                --------------------------------------
Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit H with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

          (b) On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company or governmental authorities.

          5.05  Shareholders' Agreements; Tax Sharing Agreements; Existing
                ----------------------------------------------------------
Indebtedness Agreements. On or prior to the Initial Borrowing Date, there shall
-----------------------
have been delivered to the Administrative Agent true and correct copies of the following documents:

          (i) all agreements entered into by the Borrower governing the terms and relative rights of its capital stock and any agreements entered into by its shareholders relating to its capital stock (collectively, the "Shareholders' Agreements");

          (ii) all tax sharing, tax allocation and other similar agreements entered into by the Borrower, the Target or any of their respective Subsidiaries (collectively, the "Tax Sharing Agreements"); and

          (iii) all agreements evidencing or relating to Indebtedness for borrowed money of the Borrower, the Target or any of their respective Subsidiaries which is to remain outstanding after giving effect to the Transaction to the extent that such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $2,000,000 (collectively, the "Existing Indebtedness Agreements");

all of which Shareholders' Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

          5.06  Consummation of the Transaction. (a) On or prior to the Initial
                -------------------------------
Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of the Acquisition Documents, which Acquisition Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders. All of the conditions precedent to the consummation of the Acquisition as set forth in the Acquisition Agreement (other than immaterial conditions) shall have been satisfied (and not waived, unless consented to by the Administrative Agent and the Required Lenders) to the reasonable satisfaction of the Administrative Agent and the Required Lenders. Concurrently with the incurrence of the Loans hereunder on the Initial Borrowing Date, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Documents and all applicable laws.

          (b) On the Initial Borrowing Date, the Borrower shall have received gross cash proceeds of (Euro) 175,000,000 from the issuance by it of a like principal amount of Senior Subordinated Notes. There shall have been delivered to the Administrative Agent true and correct copies of the Senior Subordinated Note Documents, and all of the Senior Subordinated Note Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders. All of the conditions precedent to the issuance of the Senior Subordinated Notes as set forth in the Senior Subordinated Note Documents shall have been satisfied (and not waived, unless consented to by the Administrative Agent and the Required Lenders), to the reasonable satisfaction of the Administrative Agent and the Required Lenders. The Senior Subordinated Notes shall have been issued in accordance with the terms and conditions of the Senior Subordinated Note Documents and all applicable laws.

          (c) (i) On the Initial Borrowing Date and concurrently with the incurrence of the Loans hereunder on such date, (x) the total commitments in respect of the Indebtedness to be Refinanced shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated (except to the extent that same are back-stopped by a Letter of Credit issued hereunder) and all other amounts (including premiums) owing pursuant to the Indebtedness to be Refinanced shall have been repaid in full and all documents in respect of the Indebtedness to be Refinanced and all guarantees with respect thereto shall have been terminated (except as to indemnification and expense reimbursement provisions, which may survive to the extent provided therein) and be of no further force and effect, and (y) the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the Refinancing has occurred.

              (ii) On the Initial Borrowing Date and concurrently with the incurrence of the Loans hereunder on such date, the creditors in respect of the Indebtedness to be Refinanced shall have terminated and released all security interests and Liens (if any) on the assets owned by the Borrower, the Target and their respective Subsidiaries. The Administrative Agent shall have received such releases of security interests in and Liens on the assets owned by the Borrower, the Target and their respective Subsidiaries as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC (or foreign equivalent) of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower, the Target or any of their respective Subsidiaries in connection with the security interests created with respect to the Indebtedness to be Refinanced and the documentation related thereto, (ii) termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower, the Target or any of their respective Subsidiaries on which filings have been made, (iii) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of the Borrower, the Target or any of their respective Subsidiaries, in each case, to secure the obligations in respect of the Indebtedness to be Refinanced, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (iv) all collateral owned by the Borrower, the Target or any of their respective Subsidiaries in the possession of any of the creditors in respect of the Indebtedness to be Refinanced or any collateral agent or trustee under any related security document shall have been returned to the Borrower, the Target or such Subsidiary, as the case may be (all of which deliveries pursuant to this sentence may be delivered to the Administrative Agent in escrow pending the funding of the Loans hereunder on the Initial Borrowing Date).

          5.07  Adverse Change, Approvals. (a) Since December 31, 2000, nothing
                -------------------------
shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the business, operations, liabilities, assets, property or condition (financial or otherwise) of the Target and its Subsidiaries taken as a whole.

          (b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction (and the incurrence of Indebtedness hereunder and the granting of Liens hereunder) shall have been obtained and remain in effect (including proper notification and consultation with the appropriate workers' council of the Target), and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

          5.08  Litigation. On the Initial Borrowing Date, there shall be no
                ----------
actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Document or (ii) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the business, operations, liabilities, assets, property or condition (financial or otherwise) of the Target and its Subsidiaries taken as a whole.

          5.09  Pledge Agreement. On the Initial Borrowing Date, each Credit
                ----------------
Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit I, with such changes thereto, or additional pledge agreements (or amendments thereto) entered into in connection therewith, as foreign counsel for the Administrative Agent may suggest in respect of any Pledge Agreement Collateral of any Foreign Subsidiary to be pledged by any Credit Party (as amended, modified or supplemented from time to time, collectively, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

           5.10   Security Agreement. On the Initial Borrowing Date, each Credit
                  ------------------
Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit J (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's Security Agreement Collateral, together with:

           (i) proper Financing Statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

           (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower, the Target or any of their respective Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower, the Target or any of their respective Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

           (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

           (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

           5.11  Subsidiaries Guaranty. On the Initial Borrowing Date, each
                 ---------------------
Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit K (as amended, modified or supplemented from time to time, the "Subsidiaries Guaranty"), and the Subsidiaries Guaranty shall be in full force and effect.

          5.12  Mortgages; Title Insurance; Surveys; Landlord Waivers. On the
                -----------------------------------------------------
Initial Borrowing Date, the Collateral Agent shall have received:

          (i) fully executed counterparts of Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent, which Mortgages shall cover such of the Real Property owned or leased by the Borrower or any Subsidiary Guarantor and designated as a "Mortgaged Property" on Schedule III, together with evidence that counterparts of such Mortgages have been delivered to the title insurance company insuring the Lien of such Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent desirable, to effectively create a valid and enforceable first priority mortgage lien, subject only to Permitted Liens related thereto, on such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

          (ii) Mortgage Policies on the Mortgages for the Mortgaged Properties issued by a title insurer reasonably satisfactory to the Collateral Agent and in amounts satisfactory to the Collateral Agent and assuring the Collateral Agent that each of the Mortgages on such Mortgaged Properties is a valid and enforceable first priority mortgage lien on such Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens related thereto, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent in its discretion may reasonably request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

          (iii) recent surveys, in form and substance reasonably satisfactory to the Collateral Agent, of those owned Mortgaged Properties designated as requiring a survey on Schedule III, certified by a licensed professional surveyor reasonably satisfactory to the Collateral Agent and dated recent a date reasonably acceptable to the Collateral Agent; and

          (iv) fully executed landlord waivers as the Administrative Agent may have reasonably requested, each of which shall be in form and substance reasonably satisfactory to the Collateral Agent.

          5.13  Financial Statements; Pro Forma Balance Sheet; Projections. On
                ----------------------------------------------------------
or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro
                                                                             ---
forma financial statements and the Projections referred to in Sections 7.05(a)
-----
and (d).

          5.14  Solvency Certificate; Insurance Certificates. On the Initial
                --------------------------------------------
Borrowing Date, the Administrative Agent shall have received:

           (i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit L; and

           (ii) certificates of insurance complying with the requirements of
     Section 8.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days' prior written notice by the insurer to the Collateral Agent.

           5.15  Environmental and Hazardous Substance Analyses; etc. On or
                 ----------------------------------------------------
prior to the Initial Borrowing Date, the Administrative Agent shall have received environmental and hazardous substance analyses with respect to the Real Property of the Target and its Subsidiaries in scope, and in form, reasonably acceptable to the Administrative Agent. The Administrative Agent shall be reasonably satisfied that (i) the aggregate exposure of the Borrower and its Subsidiaries (including the Target and its Subsidiaries) for all potential environmental claims, costs, remediations and similar expenses relating to the existing operations of the Target and its Subsidiaries will not exceed 10,000,000 French francs (exclusive of the amounts to which the Borrower is entitled to be indemnified for under clause (ii) below), (ii) the Seller's environmental indemnity of 100,000,000 French francs will be sufficient to reimburse the Borrower and its Subsidiaries (including the Target and its Subsidiaries) for all other potential environmental claims, costs, remediations and similar expenses relating to the existing operations of the Target and its Subsidiaries, and (iii) 430,000,000 French francs will be sufficient to reimburse the Borrower and its Subsidiaries (including the Target and its Subsidiaries) for all matters for which the Borrower and its Subsidiaries (including the Target and its Subsidiaries) are entitled to be indemnified against in respect of the Acquisition.

           5.16  Fees, etc. On the Initial Borrowing Date, the Borrower shall
                 ----------
have paid to the Administrative Agent and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Administrative Agent or such Lender to the extent then due.

           SECTION 6. Conditions Precedent to All Credit Events. The obligation
                      -----------------------------------------
of each Lender to make Loans (including Loans made on the Initial Borrowing
Date), and the obligation of the Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

           6.01  No Default; Representations and Warranties. At the time of each
                 ------------------------------------------
such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          6.02  Notice of Borrowing; Letter of Credit Request. (a) Prior to the
                ---------------------------------------------
making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).

          (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

          6.03  Regulation U. If at any time any Margin Stock is pledged or
                ------------
required to be pledged pursuant to any Security Document, all actions required to be taken pursuant to Section 8.17 shall have been taken to the reasonable satisfaction of the Administrative Agent.

          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 6 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this
Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

          SECTION 7. Representations, Warranties and Agreements. In order to
                     ------------------------------------------
induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          7.01  Organizational Status. Each of the Borrower and each of its
                ---------------------
Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          7.02  Power and Authority. Each Credit Party and each Subsidiary
                -------------------
thereof has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party and each Subsidiary thereof has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          7.03  No Violation. Neither the execution, delivery or performance by
                ------------
any Credit Party or any Subsidiary thereof of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of the Borrower or any of its Subsidiaries.

          7.04  Approvals. No order, consent, approval, license, authorization
                ---------
or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

          7.05  Financial Statements; Financial Condition; Undisclosed
                ------------------------------------------------------
Liabilities; Projections. (a)(i) The consolidated balance sheet of each of the
------------------------
Borrower and the Target for its fiscal year ended on December 31, 2000 and the related consolidated statements of income, cash flows and shareholders' equity of each of the Borrower and the Target for its fiscal year ended on such date, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of each of the Borrower and the Target at the date of such balance sheet and the consolidated results of their respective operations for the period covered thereby. All of the foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles consistently applied except as otherwise noted therein.

          (ii) The pro forma consolidated balance sheet of the Borrower as of
                   --- -----
December 31, 2000 (after giving effect to the Transaction and the financing therefor) and the related pro forma consolidated statements of income, cash
                          --- -----
flows and shareholders equity of the Borrower for the twelve-month period ended on December 31, 2000 (after giving effect to the Transaction and the financing therefor), copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the pro forma
                                                                    --- -----
consolidated financial position of the Borrower as of December 31, 2000 and the pro forma consolidated results of the operations of the Borrower for the period
--- -----
covered thereby. All of the foregoing pro forma financial statenments have been
                                      --- -----
prepared on a basis consistent with the historical financial statements of the Borrower set forth in preceding clause (i).

          (b) On and as of the Initial Borrowing Date and after giving effect to the Transaction and to all Indebtedness (including the Loans and the Senior Subordinated Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of each of the Borrower on a stand-alone basis and of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) each of the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) each of the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(b), "debt" means any liability on a claim, and "claim" means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability of the Borrower or any of its Subsidiaries.

          (c) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a), there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Initial Borrowing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower as of the Initial Borrowing Date regarding the matters reported therein. On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

          (e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2000), since December 31, 2000, there has been no change in the business, operations, liabilities, assets, property or condition (financial or otherwise) of the Borrower or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          7.06  Litigation. There are no actions, suits or proceedings pending
                ----------
or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Document or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

          7.07  True and Complete Disclosure. All factual information (taken as
                ----------------------------
a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

          7.08  Use of Proceeds; Margin Regulations. (a) All proceeds of the A
                -----------------------------------
Term Loans and the Initial B Term Loans will be used by the Borrower (i) to finance, in part, the Transaction and (ii) to pay the fees and expenses incurred in connection with the Transaction.

          (b) All proceeds of the Incremental B Term Loans will be used by the Borrower for its and its Subsidiaries' working capital and general corporate requirements.

          (c) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries;

provided that up to, but no more than, $64,200,000 of Revolving Loans and
--------
Swingline Loans in the aggregate may be used for the purposes described in clauses (a) of this Section 7.08.

          (d) Except as otherwise permitted by Sections 9.03(iii) and (v), no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          (e) The fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than the capital stock of the Borrower held in treasury) does not exceed $2,500,000. At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury) will constitute Margin Stock.

          7.09  Tax Returns and Payments. Each of the Borrower and each of its
                ------------------------
Subsidiaries has timely filed with the appropriate taxing authority all federal and state income tax returns and all other material returns, statements, forms and reports for taxes, domestic and foreign (collectively, the "Returns") required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith by proceedings proper and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a material liability to the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

          7.10  Compliance with ERISA. (i) Schedule IV sets forth, as of the
                ---------------------
Initial Borrowing Date, the name of each Plan. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and in substantial compliance with all applicable laws, including, without limitation, ERISA and the Code; for each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code, the Borrower (or its representative) has received a determination letter from the Internal Revenue Service to the effect that each such Plan meets the requirements of Sections 401(a) and 501(a) of the Code (unless the Plan is a standardized plan that meets the requirements set forth in Section 6 of Rev. Proc. 2000-20 for reliance on the opinion letter issued to the sponsor for the standardized plan); no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069,
4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with
Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $5,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except for any failure to so comply which could not, individually or in the aggregate, result in a material liability of the Borrower or any Subsidiary of the Borrower; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

          (ii) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

          7.11  The Security Documents. (a) The provisions of the Security
                ----------------------
Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein (to the extent that such security interest can be perfected by filing a UCC financing statement or, to the extent required by the Security Agreement, by taking possession of (or taking certain other actions with respect to) the respective Security Agreement Collateral), subject to no other Liens other than Permitted Liens. In addition, the recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

          (b) The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, under the Pledge Agreement constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a "general intangible" under the UCC.

          (c) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Liens related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

          7.12  Properties. All Real Property owned or leased by the Borrower
                ----------
and each of its Domestic Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is set forth in Schedule III. Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties owned by it, and a valid leasehold interest in all material property leased by it, including (in each case) all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

          7.13  Capitalization. On the Initial Borrowing Date, the authorized
                --------------
capital stock of the Borrower shall consist of (i) 75,000,000 shares of common stock, $.01 par value per share, and (ii) 3,500,000 shares of preferred stock, $.01 par value per share, of which no shares of such preferred stock are issued and outstanding. All outstanding shares of capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Borrower that may be imposed as a matter of law). The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except for options, warrants and rights to purchase shares of the Borrower's common stock and/or Qualified Preferred Stock which may be issued from time to time.

          7.14  Subsidiaries. As of the Initial Borrowing Date, the Borrower
                ------------
has no Subsidiaries other than those Subsidiaries listed on Schedule V. Schedule V correctly sets forth, as of the Initial Borrowing Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary.

          7.15  Compliance with Statutes, etc. Each of the Borrower and each of
                ------------------------------
its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.16  Investment Company Act. Neither the Borrower nor any of its
                ----------------------
Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          7.17  Public Utility Holdings Company Act. Neither the Borrower nor
                -----------------------------------
any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

          7.18  Environmental Matters. (a) Each of the Borrower and each of
                ---------------------
its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

          (c) Notwithstanding anything to the contrary in this Section 7.18, the representations and warranties made in this Section 7.18 shall not be untrue unless the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.19  Labor Relations. Neither the Borrower nor any of its
                ---------------
Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board (or any foreign equivalent thereof), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

          7.20  Intellectual Property, etc.  Each of the Borrower and each of
                ---------------------------
its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

          7.21  Indebtedness.  Schedule VI sets forth a true and complete list
                ------------
of all Indebtedness (including Contingent Obligations (other than Contingent Obligations otherwise permitted under Section 9.04(vii))) of the Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit, the Senior Subordinated Notes and the Receivables Indebtedness pursuant to the Factoring Agreement, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

          7.22  Insurance.  Schedule VII sets forth a true and complete listing
                ---------
of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

          7.23  Representations and Warranties in Other Documents.  All
                -------------------------------------------------
representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such earlier date).

          7.24  Subordination.  The subordination provisions contained in the
                -------------
Senior Subordinated Note Documents are enforceable against the Borrower, the Subsidiary Guarantors and the holders of the Senior Subordinated Notes, and all Obligations hereunder and under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definitions of "Senior Debt" (or "Guarantor Senior Debt" in the case of the obligations of any Subsidiary Guarantor) and "Designated Senior Debt" included in such subordination provisions.

          SECTION 8.  Affirmative Covenants.  The Borrower hereby covenants and
                      ---------------------
agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

          8.01  Information Covenants.  The Borrower will furnish to each Lender
                ---------------------
and each Indemnifying Lender:

          (a)     Quarterly Financial Statements. Within 45 days after the close
                  ------------------------------
of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and stockholders' equity and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by the chief financial officer or treasurer of the Borrower that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management's discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that, notwithstanding the foregoing, the
                   --------
consolidating financial statements required to be delivered pursuant to this
Section 8.01(a) shall be in such form and scope as may be mutually agreed upon from time to time by the Administrative Agent and the Borrower.

          (b)     Annual Financial Statements. Within 90 days after the close of
                  ---------------------------
each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and stockholders' equity and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (x) in the case of the consolidated financial statements, by PricewaterhouseCoopers LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (y) in the case of the consolidating financial statements, by the chief financial officer or treasurer of the Borrower that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the respective Subsidiaries or group of Subsidiaries covered by thereby as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, and (ii) management's discussion and analysis of the important operational and financial developments during such fiscal year; provided that, notwithstanding the foregoing, the
                         --------
consolidating financial statements required to be delivered pursuant to this
Section 8.01(b) shall be in such form and scope as may be mutually agreed upon from time to time by the Administrative Agent and the Borrower.

          (c)  Management Letters.  Promptly after the Borrower's or any of its
               ------------------
Subsidiaries' receipt thereof, a copy of any "management letter" received from its certified public accountants and management's response thereto.

          (d)  Budgets.  No later than 30 days following the first day of each
               -------
fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets) for the Borrower and its Subsidiaries on a consolidated basis prepared by the Borrower (i) for each of the four fiscal quarters of such fiscal year prepared in detail and (ii) for each of the immediately succeeding three fiscal years prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.

          (e)  Officer's Certificates.  At the time of the delivery of the
               ----------------------
financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the chief financial officer or treasurer of the Borrower in the form of Exhibit M certifying on behalf of the Borrower that, to such officer's best knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall
(i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02(e), 4.02(g), 8.17, 9.01(x), 9.01(xxi), 9.02(v), 9.02(xiv),
9.02(xvi), 9.03(iii), 9.03(v), 9.03(vi), 9.04, 9.05, 9.07 through 9.12, inclusive, and 9.18 in each case at the end of such fiscal quarter or year, as the case may be, (ii) set forth the Bank Debt Ratings (if any) assigned by both S&P and Moody's as of the date of such certificate, (iii) if delivered with the financial statements required by Section 8.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, and (iv) certify that there have been no changes to Annexes A through G of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iv), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

          (f)  Notice of Default, Litigation and Material Adverse Effect.
               ---------------------------------------------------------
Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

          (g)  Other Reports and Filings.  Promptly after the filing or delivery
               -------------------------
thereof, copies of all financial information, proxy materials and reports which the Borrower or any of its

Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the "SEC") or deliver to holders (or any trustee, agent or representative therefor) of its Senior Subordinated Notes or other Indebtedness with a principal amount of $5,000,000 or more in either case pursuant to the terms of the documentation governing such Indebtedness.

          (h)  Environmental Matters. Promptly after any officer of the Borrower
               ---------------------
or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse
Effect:

          (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

          (ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

          (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

          (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall
                            --------
     deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's or such Subsidiary's response thereto.

          (i)    Bank Debt Ratings.  Promptly, and in any event within five
                 -----------------
Business Days after any officer of the Borrower obtains knowledge thereof, notice of any change to the Bank Debt Ratings by either Moody's or S&P.

          (j)   Other Information.  From time to time, such other information or
                -----------------
documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

          8.02  Books, Records and Inspection; Annual Meetings.  (a)  The
                ----------------------------------------------
Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may reasonably request.

          (b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of the Borrower.

          8.03  Maintenance of Property; Insurance.  (a)  The Borrower will, and
                ----------------------------------
will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear and damage by casualty excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower or any of its Subsidiaries operates, and
(iii) furnish to the Administrative Agent, together with each set of financial statements delivered pursuant to Section 8.01(b), full information as to the insurance carried.

          (b) The Borrower will, and will cause each of the Subsidiary Guarantors to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiary Guarantors) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days' prior written notice thereof by the respective insurer to the Collateral Agent, shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iii) shall be delivered to the Collateral Agent.

          (c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deliver all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

          8.04  Existence; Franchises.  The Borrower will, and will cause each
                ---------------------
of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided,
                                                                   --------
however, that nothing in this Section 8.04 shall prevent (i) sales of assets and
-------
other transactions by the Borrower or any of its Subsidiaries in accordance with
Section 9.02, (ii) the abandonment by the Borrower or any of its Subsidiaries of any copyrights, trademarks or patents which the Borrower reasonably determines are no longer material to the operations of the Borrower and its Subsidiaries taken as a whole or (iii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.05  Compliance with Statutes, etc.  The Borrower will, and will
                ------------------------------
cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.06  Compliance with Environmental Laws.  (a)  The Borrower will
                ----------------------------------
comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries and which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that the Borrower or any of its

Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

          8.07  ERISA.  As soon as possible and, in any event, within ten (10)
                -----
days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer or treasurer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation
Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation
Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability for retiree benefits pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by the severance pay Plans of the Borrower or any of its Subsidiaries or Section 601 of ERISA) or any Plan or any Foreign Pension Plan. The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. At the request of any Lender, the Borrower will also deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any governmental agency or plan administrator or sponsor or trustee with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by the Borrower, the respective Subsidiary or the ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.08  End of Fiscal Years; Fiscal Quarters.  The Borrower will cause
                ------------------------------------
(i) each of its fiscal years to end on December 31 of each year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

          8.09  Performance of Obligations.  The Borrower will, and will cause
                --------------------------
each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.10  Payment of Taxes.  The Borrower will pay and discharge, and will
                ----------------
cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its
                       --------
Subsidiaries shall be
required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

          8.11  Use of Proceeds.  The Borrower will use the proceeds of the
                ---------------
Loans only as provided in Section 7.08.

          8.12  Additional Security; Further Assurances; etc.  (a)  The Borrower
                ---------------------------------------------
will, and will cause each of the other Credit Parties to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties of the Borrower and the other Credit Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the "Additional Security Documents"); provided,
                                                                      --------
however, neither the Borrower nor any other Credit Party will be required to
-------
grant a Mortgage on any Real Property pursuant to this Section 8.12(a) unless the fair market value (as determined in good faith by the Borrower) of such Real Property equals or exceeds $2,500,000. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

          (b) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require and as are generally consistent with the terms of this Agreement and such Security Documents. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

          (c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

          (d) The Borrower agrees that each action required by clauses (a) through (c) of this Section 8.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will
                                              --------
the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable best efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12.

          8.13  Foreign Subsidiaries Security.  If, following a change in the
                -----------------------------
relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the Borrower does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent (which evidence may be in the form of an opinion of counsel), with respect to any Foreign Subsidiary of the Borrower which has not already had all of its stock pledged pursuant to the Pledge Agreement that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause (I) any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes or (II) other Federal income tax consequences to the Credit Parties having an adverse financial consequence to any Credit Party in any material respect, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be promptly pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall promptly execute and deliver the Security Agreement and Pledge Agreement (or another security agreement or pledge agreement in substantially similar form, if needed), granting the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary's assets and securing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Secured Creditor and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall promptly execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Secured Creditor, in each case to the extent that the entering into of the Security Agreement, Pledge Agreement or Subsidiaries Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.13 to be in form and substance reasonably satisfactory to the Administrative Agent.

          8.14  Permitted Acquisitions.  (a)  Subject to the provisions of this
                ----------------------
Section 8.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and its

Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):
(i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days' prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Borrower showing compliance with the financial covenants contained in Sections 9.08 through 9.12, inclusive, for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (although such recalculations shall show, for purposes of this clause (iii), that the Consolidated Senior Leverage Ratio for such Calculation Period shall be no greater than the lesser of (x) 2.50:1.00 and (y) that ratio required to be complied with at such time pursuant to Section 9.10 for such Calculation Period); (iv) based on good faith projections prepared by the Borrower for the period from the date of the consummation of the respective Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Sections 9.08 through 9.12, inclusive, shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Sections 9.08 through 9.12, inclusive, as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition (although such projections shall show, for purposes of this clause (iv), that the Consolidated Senior Leverage Ratio for such one year period shall be no greater than the lesser of (x) 2.50:1.00 and (y) that ratio required to be complied with at such time pursuant to Section 9.10 during such one year period); (v) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vi) the aggregate consideration (including, without limitation, (I) the aggregate principal amount of any Indebtedness assumed, refinanced, incurred or issued in connection therewith,
(II) the fair market value (as determined in good faith by the Board of Directors of the Borrower) of any common stock or Qualified Preferred Stock of the Borrower issued as part of the purchase price therefor, and (III) the aggregate amount paid and reasonably expected to be paid (based on good faith projections prepared by the Borrower) pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price arrangements) payable for the proposed Permitted Acquisition, when added to the aggregate consideration paid or payable for all other Permitted Acquisitions theretofore consummated during such fiscal year, does not exceed the Permitted Acquisition Basket Amount for such fiscal year; (vii) immediately after giving effect to each Permitted Acquisition (and all payments to be made in connection therewith including, for this purpose, all-post closing purchase price adjustments required (in the good faith determination of the Borrower) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which purchase adjustment may be required to be made) within the 360-day period following such Permitted Acquisition)), the Total Unutilized Revolving Loan Commitment (less the amount of the Blocked Revolving Loan Commitment then in effect) shall equal or exceed $10,000,000; and (viii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer's knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations (in reasonable detail) (A) required by preceding clauses (iii), (iv), (vi) and (vii) and (B) necessary to establish the Acquired EBITDA of the Acquired Entity or Business acquired pursuant to each Permitted Acquisition for the most recently ended 12-month period for which financial statements are available for such Acquired Entity or Business.

          (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

          (c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation as and to the extent required by, Sections 8.12 and 9.17, to the reasonable satisfaction of the Administrative Agent.

          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 8.14 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

          8.15  Ownership of Subsidiaries; etc.  Except as otherwise permitted
                -------------------------------
by Section 9.05(iii) or (xiii) or pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, the Borrower will directly or indirectly own 100% of the capital stock or other equity interests of each of its Subsidiaries (other than, in the case of Foreign Subsidiaries, director's qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

          8.16  Interest Rate Protection.  No later than 90 days following the
                ------------------------
Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements mutually agreeable to the Borrower and the Administrative Agent, with a term of at least two years, establishing a fixed or maximum interest rate acceptable to the Administrative Agent for an aggregate amount equal to at least 50% of the aggregate principal amount of all Term Loans then outstanding.

          8.17  Margin Regulations.  The Borrower will take all actions so that
                ------------------
at all times the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) shall not exceed $2,500,000. So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by the Borrower and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document. Without excusing any violation of the first sentence of this Section 8.17, if at any time the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) exceeds $2,500,000, then (x) all Margin Stock owned by the Credit Parties (other than capital stock of the Borrower held in treasury) shall be pledged, and delivered for pledge, pursuant to the Pledge Agreement and (y) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

          SECTION 9.  Negative Covenants.  The Borrower hereby covenants and
                      ------------------
agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

          9.01  Liens. The Borrower will not, and will not permit any of its
                -----
Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of
                                               --------
this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

           (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

           (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

           (iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule VIII, but only to the respective date, if any, set forth in such Schedule VIII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such
     Schedule VIII, provided that (x) the aggregate principal amount of the
                    --------
     Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

           (iv)   Liens created pursuant to the Security Documents;

           (v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

           (vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iv), provided that (x) such
                                                          --------
     Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower (other than proceeds of the asset giving rise to such Capitalized Lease Obligation);

           (vii) Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such
                         --------
     Liens is permitted by Section 9.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary (other than proceeds of the equipment or machinery subject to such purchase money Lien);

           (viii) easements, rights-of-way, restrictions, encroachments, municipal and zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

           (ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

           (x) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash
                                 --------
     (including, for this purpose, the amount of all letters of credit) and the fair market value of all other property pledged or deposited to obtain a subsisting stay of execution pending such appeal does not exceed $7,500,000 at any time outstanding;

           (xi) statutory and common law landlords' liens under leases to which the Borrower or any of its Subsidiaries is a party;

           (xii) Liens (other than Liens imposed under ERISA) (x) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and (y) Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (other than appeal bonds) incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

           (xiii)   Permitted Encumbrances;

           (xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such
                  --------
     Liens is permitted to exist under Section 9.04(viii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

           (xv) Liens on assets of Foreign Subsidiaries that are not Credit Parties and securing Indebtedness permitted to be incurred by such Foreign Subsidiaries pursuant to Section 9.04;

           (xvi) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

           (xvii) Liens granted by Subsidiaries of the Borrower that are not Credit Parties in favor of the Borrower or any Subsidiary Guarantor;

           (xviii) Liens in favor of the Factor solely on those accounts receivable (and rights ancillary thereto) of the Borrower and its Subsidiaries which are purchased by the Factor pursuant to the Factoring Agreement from time to time;

           (xix) customary Liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

           (xx) rights of customers with respect to inventory which arise from deposits and progress payments made in the ordinary course of business; and

           (xxi) other Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries that (i) were not incurred in connection with Indebtedness, (ii) do not encumber any Collateral (other than on a junior and subordinated basis) and do not materially detract from the value of the assets subject to such Liens or materially impair the use thereof in the operation of such business and (iii) do not at any time for all such Liens encumber cash and other property having an aggregate value in excess of, or secure outstanding obligations in the aggregate in excess of, $2,500,000 at any time outstanding.

In connection with the granting of Liens of the type described in clauses (vi),
(vii) and (xiv) of this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

           9.02   Consolidation, Merger, Purchase or Sale of Assets, etc.  The
                  -------------------------------------------------------
Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

           (i) Capital Expenditures by the Borrower or any of its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

           (ii) each of the Borrower and its Subsidiaries may make sales and/or rentals of inventory in the ordinary course of business;

           (iii) each of the Borrower and its Subsidiaries may sell or otherwise transfer obsolete, uneconomic or worn-out equipment, materials or other assets in the ordinary course of business;

           (iv)   Investments may be made to the extent permitted by Section
     9.05;

           (v) the Borrower and its Subsidiaries may sell assets (other than the capital stock or other equity interests of any Wholly-Owned Subsidiary unless all of the capital stock or other equity interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (v)), so long as
     (v) no Default or Event of Default then exists or would result therefrom,
     (w) each such sale is in an arm's-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (x) the total consideration received by the Borrower or such Subsidiary is at least 80% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by
     Section 4.02(e) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (v) shall not exceed $25,000,000 in any fiscal year of the Borrower;

           (vi) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iv));

           (vii) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

           (viii) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent's security interest in the asset or property subject thereto;

           (ix) the Borrower may transfer assets to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor and any Subsidiary of the Borrower may transfer assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, in each case so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

           (x) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, the Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

           (xi) any Foreign Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower so long as (i) in the case of any such merger, dissolution or liquidation, a Wholly-Owned Foreign Subsidiary of the Borrower is the survivor of such merger, dissolution or liquidation, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the equity interests of such Wholly-Owned Foreign Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

           (xii)   Permitted Acquisitions may be made to the extent permitted by
     Section 8.14;

           (xiii) subject to Section 9.04(xii), Foreign Subsidiaries of the Borrower may repurchase equipment as may be required in accordance with the terms of the Buy-Back Arrangements relating to such equipment;

           (xiv) subject to Section 9.04(xiv) and so long as no Default or Event of Default then exists or would result therefrom, each of the Borrower and its Subsidiaries may from time to time (i) sell to the Factor for cash accounts receivable (and rights ancillary thereto) pursuant to, and in accordance with the terms of, the Factoring Agreement and (ii) repurchase accounts receivable theretofore sold to the Factor pursuant to, and to the extent required by, the Factoring Agreement;

           (xv) the Borrower may merge with and into a Wholly-Owned Domestic Subsidiary of the Borrower formed solely for the purpose of reincorporating the Borrower in the State of Delaware so long as (i) the surviving corporation expressly assumes all obligations of the Borrower under the Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) the name of the surviving corporation is "The Manitowoc Company, Inc." or such other name as shall have been previously notified to the Administrative Agent, (iii) all actions have been taken that are necessary or, in the reasonable opinion of the Administrative Agent desirable, to maintain the perfection and priority of the Liens created by the respective Security Documents in the assets of the Borrower and (iv) at least 20 days' prior written notice thereof is given by the Borrower to the Administrative Agent;

           (xvi) the Borrower may, in the ordinary course of business and on a basis consistent with past practice, enter into one or more sale-leaseback transactions with one or more financial institutions as lessor pursuant to which the Borrower sells equipment to such lessor for cash and such lessor subsequently leases back such equipment to the Borrower or to certain Subsidiaries of the Borrower, in each case so long as the aggregate amount of the obligations of the Borrower and its Subsidiaries in respect of all such sale-leaseback transactions does not exceed $20,000,000 at any time outstanding;

           (xvii)  Dividends may be paid as, and to the extent, permitted by
     Section 9.03; and

           (xviii) the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

           9.03   Dividends.  The Borrower will not, and will not permit any of
                  ---------
its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

           (i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;

           (ii) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

           (iii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may repurchase outstanding shares of its common stock (or options to purchase such common stock) held by former officers, directors or employees of the Borrower or any of its Subsidiaries following the death, disability, retirement or termination of employment of such officers, directors or employees, provided that the aggregate amount
                                            --------
     of all Dividends paid by the Borrower pursuant to this clause (iii) shall not exceed $500,000 in any fiscal year of the Borrower;

           (iv) the Borrower may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock rather than in cash;

           (v) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay regularly scheduled cash Dividends on its common stock in an aggregate amount not to exceed the lesser of (x) $8,500,000 in any fiscal year of the Borrower and (y) that amount permitted under the Senior Subordinated Note Indenture; and

           (vi) the Borrower may effect open market repurchases of its common stock in an aggregate amount not to exceed the lesser of (x) $20,000,000 and (y) that amount permitted under the Senior Subordinated Note Indenture, so long as (I) no Default or Event of Default then exists or would result therefrom, (II) calculations are made by the Borrower showing compliance with a Consolidated Total Leverage Ratio not to exceed 2.00:1.00 at the time of the respective repurchase (and after giving effect thereto) and
     (III)
     the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer's knowledge, compliance with the requirements of preceding clauses (I) and (II) and containing the calculations (in reasonable detail) required by preceding clause (II).

           9.04   Indebtedness.  The Borrower will not, and will not permit any
                  ------------
of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

           (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

           (ii) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule VI (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule VI, provided
                                                                        --------
     that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

           (iii) Indebtedness of the Borrower or any of its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

           (iv) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 9.07) and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount
     --------
     of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $10,000,000 at any time outstanding;

           (v) unsecured Indebtedness of the Borrower and the Subsidiary Guarantors incurred under the Senior Subordinated Notes and the other Senior Subordinated Notes Documents in an aggregate principal amount not to exceed (Euro)175,000,000 (less the amount of any repayments of principal thereof after the Initial Borrowing Date);

           (vi) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Sections 9.05(ix) and (xii);

           (vii) Indebtedness consisting of guaranties (x) by the Borrower and the Subsidiary Guarantors of each other's Indebtedness and lease and other contractual obligations permitted under this Agreement and (y) by Wholly-Owned Foreign Subsidiaries of the Borrower of each other's Indebtedness and lease and other contractual obligations permitted under this Agreement;

           (viii) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided
                                                                    --------
     that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted

     Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (viii) shall not exceed $10,000,000 at any one time outstanding;

           (ix) Indebtedness in respect of bid, payments, performance, advance payment or surety bonds entered into in the ordinary course of business and consistent with past practices;

           (x) to the extent that same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition;

           (xi) Indebtedness of the Borrower or any of its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower's or any of its Subsidiaries' operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and
                                               ---- ----
     are not for speculative purposes;

           (xii) Indebtedness of Foreign Subsidiaries of the Borrower under lines of credit to any such Foreign Subsidiary from Persons other than the Borrower or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary's working capital and other general corporate purposes; provided that the aggregate principal amount of all
                         --------
     such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $5,000,000;

           (xiii) unsecured Indebtedness of Foreign Subsidiaries of the Borrower consisting of obligations to repurchase (or a guaranty of an obligation to repurchase) equipment in accordance with the terms of the Buy-Back Arrangements for such equipment, provided that the aggregate
                                               --------
     amount of all such Indebtedness shall not exceed $15,000,000 at any time outstanding;

           (xiv) Indebtedness which may be deemed to exist pursuant to the Factoring Agreement, so long as the aggregate outstanding amount of all Receivables Indebtedness attributable thereto does not exceed (x) at any time on or after the Initial Borrowing Date through and including December 30, 2001, $45,000,000, and (y) at any time thereafter, $25,000,000;

           (xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

           (xvi) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(vii); and

           (xvii) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 9.01(xv).

           9.05    Advances, Investments and Loans.  The Borrower will not, and
                   -------------------------------
will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an "Investment" and, collectively, "Investments"), except that the following shall be permitted:

           (i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

           (ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents and Foreign Subsidiaries of the Borrower may also acquire and hold cash and Foreign Cash Equivalents; provided, however at
                                                         --------  -------
     any time that Intercompany Loans are outstanding and owing by one or more Foreign Subsidiaries of the Borrower to the Borrower and/or one or more Subsidiary Guarantors, the aggregate amount of all cash, Cash Equivalents and Foreign Cash Equivalents permitted to be held by all Foreign Subsidiaries shall not exceed $15,000,000;

           (iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule IX, provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 9.05;

           (iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

           (v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

           (vi) the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of capital stock of the Borrower so long as no cash is paid by the Borrower or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

           (vii) the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(iii);

           (viii) the Borrower and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 9.02(iii) and (v);

           (ix) the Borrower and its Wholly-Owned Subsidiaries may make intercompany loans and advances between and among one another (collectively, "Intercompany Loans"), provided that (i) at no time shall
                                           --------
     the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (ix) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (excluding for this purpose, however, the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (ix) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties the proceeds of which are used to make payments owing in connection with the Transaction or to finance a Permitted Acquisition), when added to the aggregate amount of contributions, capitalizations and forgiveness theretofore made by Credit Parties pursuant to Section 9.05(x) to (or in respect of) Wholly-Owned Foreign Subsidiaries that are not Credit Parties (excluding for this purpose, however, the aggregate amount of contributions, capitalizations and forgiveness made pursuant to Section 9.05(x) by Credit Parties to (or in respect of) Wholly-Owned Foreign Subsidiaries that are not Credit Parties the proceeds of which are (or, in the case of debt forgiveness, the proceeds of the incurrence of debt so forgiven were initially) used to finance a Permitted Acquisition and, in any event, net of cash equity returns), exceed $40,000,000 (determined without regard to any write-downs or write-offs of such Intercompany Loans), (ii) no Intercompany Loans may be made by a Credit Party to a Wholly-Owned Subsidiary that is not a Credit Party at a time that an Event of Default exists and is continuing, (iii) any such Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent to the extent required pursuant to the Pledge Agreement, and (iv) each Intercompany Loan made to any Credit Party by a Wholly-Owned Subsidiary that is not a Credit Party shall include (or, if not evidenced by an Intercompany Note, the books and records of the respective parties shall note that such Intercompany Loan shall be subject to) the subordination provisions attached as Annex A to the form of Intercompany Note;

           (x) the Borrower and its Wholly-Owned Subsidiaries may make cash capital contributions to their respective Wholly-Owned Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under clause (ix) of this Section 9.05, provided that (i) the aggregate amount of such contributions,
     --------
     capitalizations and forgiveness made by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (excluding for this purpose, however, the aggregate amount of contributions, capitalizations and forgiveness made pursuant to this clause (x) by Credit Parties to (or in respect of) Wholly-Owned Foreign Subsidiaries that are not Credit Parties the proceeds of which are (or, in the case of debt forgiveness, the proceeds of the incurrence of debt so forgiven were initially) used to finance a Permitted Acquisition and, in any event, net of cash equity returns), when added to the aggregate outstanding principal amount of Intercompany Loans made by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties pursuant to Section 9.05(ix) (determined without regard to any write-downs or write-offs thereof) (excluding for this purpose, however, the aggregate outstanding principal amount of all Intercompany Loans made pursuant to Section 9.05(ix) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties the proceeds of which are used to make payments owing in connection with the Transaction or to finance a Permitted Acquisition), shall not exceed an amount equal to $40,000,000 at any time, (ii) Credit Parties may only make capital contributions to, and capitalize or forgive any Indebtedness owed to them by, a Wholly-Owned Foreign Subsidiary pursuant to this clause (x) to the extent (A) required to comply with any thin capitalization rules applicable to such Wholly-Owned Foreign Subsidiary or (B) that the making of Intercompany Loans to such Wholly-Owned Foreign Subsidiary would have adverse tax consequences to the Credit Party making the same, and (iii) no such contributions, capitalizations or forgivenesses may be made by a Credit Party to a Wholly-Owned Subsidiary that is not a Credit Party at any time that an Event of Default exists and is continuing;

           (xi)    Permitted Acquisitions shall be permitted in accordance with
     Section 8.14;

           (xii) the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(xi); and

           (xiii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (i) through (xii) of this
     Section 9.05 in an aggregate amount not to exceed $20,000,000 (taking the fair market value (as determined in good faith by the Borrower) of property other than cash) at any time outstanding (determined without regard to any write-downs or write-offs thereof).

           9.06    Transactions with Affiliates. The Borrower will not, and will
                   ----------------------------
not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

           (i)    Dividends may be paid to the extent provided in Section 9.03;

           (ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05 ;

           (iii) customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

           (iv) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

           (v) Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Subsidiary Guarantor; and

           (vi) the Borrower and its Wholly-Owned Subsidiaries may otherwise engage in transactions exclusively between or among themselves so long as such transactions are otherwise permitted under this Agreement.

           9.07   Capital Expenditures. (a) The Borrower will not, and will not
                  --------------------
permit any of its Subsidiaries to, make any Capital Expenditures, except that
(i) during the period from January 1, 2001 through and including December 31, 2001, the Borrower and its Subsidiaries (including, for periods prior to the Initial Borrowing Date, the Target and its Subsidiaries) may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $40,000,000, and (ii) during any fiscal year of the Borrower set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of the Borrower set forth below the amount set forth opposite such fiscal year below:

         Fiscal Year Ending On                             Amount
         ----------------------                         -----------
          December 31, 2002                             $40,000,000
          December 31, 2003                             $37,500,000
          December 31, 2004                             $37,500,000
          December 31, 2005                             $37,500,000
          December 31, 2006                             $37,500,000
          December 31, 2007                             $37,500,000

          (b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (or during the period set forth in clause (a)(i) above) (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year (or such period, as the case may be), the lesser of (x) such excess and (y) 50% of the applicable permitted scheduled Capital Expenditure amount as set forth in such clause (a) above may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that no amounts
                                                        --------
once carried forward pursuant to this Section 9.07(b) may be carried forward to any fiscal year of the Borrower thereafter.

          (c) In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested within 360 days following the date of such Asset Sale, but only to the extent that such Net Sale Proceeds are not otherwise required to be applied pursuant to Section 4.02(e).

          (d) In addition to the foregoing, the Borrower or any of its Subsidiaries may make Capital Expenditures with the amount of Net Insurance Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Insurance Proceeds are used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within 360 days following the date of receipt of such Net Insurance Proceeds from such Recovery Event, but only to the extent that such Net Insurance Proceeds are not otherwise required to be applied pursuant to Section 4.02(g).

          (e) In addition to the foregoing, the Borrower and its Wholly-Owned Subsidiaries may consummate Permitted Acquisitions in accordance with the requirements of Section 8.14.

           9.08  Minimum Consolidated Interest Coverage Ratio. The Borrower will
                 --------------------------------------------
not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

       Fiscal Quarter Ending                               Ratio
       ---------------------                             ---------
          June 30, 2001                                  2.50:1.00
          September 30, 2001                             2.50:1.00
          December 31, 2001
          and thereafter                                 3.00:1.00

         9.09  Minimum Consolidated EBITDA.  The Borrower will not permit
               ---------------------------
Consolidated EBITDA for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the respective amount set forth opposite such fiscal quarter below:

       Fiscal Quarter Ending                           Amount
       ---------------------                        ------------
         June 30, 2001                              $150,000,000
         September 30, 2001                         $150,000,000
         December 31, 2001                          $154,000,000

       Fiscal Quarter Ending                           Amount
       ---------------------                        ------------
         March 31, 2002                             $162,200,000
         June 30, 2002                              $169,700,000
         September 30, 2002                         $172,400,000
         December 31, 2002                          $175,400,000
         March 31, 2003                             $175,400,000
         June 30, 2003                              $175,400,000
         September 30, 2003                         $175,400,000
         December 31, 2003                          $182,700,000
         March 31, 2004                             $182,700,000
         June 30, 2004                              $182,700,000
         September 30, 2004                         $182,700,000
         December 31, 2004                          $190,500,000
         March 31, 2005                             $190,500,000
         June 30, 2005                              $190,500,000
         September 30, 2005                         $190,500,000
         December 31, 2005                          $198,500,000
         March 31, 2006                             $198,500,000
         June 30, 2006                              $198,500,000
         September 30, 2006                         $198,500,000
         December 31, 2006                          $206,900,000
         March 31, 2007                             $206,900,000

From and after the consummation of any Permitted Acquisition, each of the amounts set forth above in this Section 9.09 from and after such time shall be increased by an amount (if positive) equal to 75% of the Acquired EBITDA of the respective Acquired Entity or Business acquired in each such Permitted Acquisition for the most recently ended 12-month period for which financial statements are available for such Acquired Entity or Business prior to the date of such acquisition (as certified in the respective officer's certificate delivered pursuant to clause (viii) of Section 8.14(a)).

         9.10  Maximum Consolidated Senior Leverage Ratio.  The Borrower will
               ------------------------------------------
not permit the Consolidated Senior Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

         Period                                  Ratio
         ------                                ---------
         Initial Borrowing Date
         through and including
         March 30, 2002                        2.75:1.00
         March 31, 2002
         through and including
         December 30, 2002                     2.50:1.00
         December 31, 2002
         through and including
         December 30, 2003                     2.25:1.00

          Thereafter                 2.00:1.00

Notwithstanding the foregoing, from and after such time as the Borrower consummates more than $100,000,000 of Permitted Acquisitions in any fiscal year, the Borrower will not permit the Consolidated Senior Leverage Ratio at any time on or prior to December 30, 2002 to be greater than 2.25:1.00 (it being understood that nothing in this sentence shall affect the ratios (or the Borrower's obligation to comply with such ratios) from and after December 31, 2002 as set forth above).

          9.11  Maximum Consolidated Total Leverage Ratio.  The Borrower will
                -----------------------------------------
not permit the Consolidated Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

           Period                                  Ratio
           ------                                ---------
          Initial Borrowing Date
           through and including
           September 29, 2002                    3.50:1.00
          September 30, 2002
           through and including
           December 30, 2003                     3.25:1.00
          December 31, 2003
           through and including
           December 30, 2004                     3.00:1.00
          Thereafter                             2.85:1.00

          9.12  Minimum Consolidated Fixed Charge Coverage Ratio.  The Borrower
                ------------------------------------------------
will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

          Fiscal Quarter Ending                     Ratio
          ---------------------                   ----------
          June 30, 2001                           2.30:1.00
          September 30, 2001                      2.30:1.00
          December 31, 2001                       2.30:1.00
          March 31, 2002
          and thereafter                          2.50:1.00

          9.13  Limitations on Prepayments of Certain Indebtedness;
                ---------------------------------------------------
Modifications of Certain Indebtedness; Modifications of Certificate of
----------------------------------------------------------------------
Incorporation, By-Laws and Certain Other Agreements, etc. (a) The Borrower will
---------------------------------------------------------
not, and will not permit any of its Subsidiaries to:

          (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Senior Subordinated Notes;

     (ii) amend or modify, or permit the amendment or modification of, any provision of any Senior Subordinated Note Document; or

     (iii) amend, modify or change the Factoring Agreement, any Tax Sharing Agreement or its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests (including any Shareholders' Agreement), or enter into any new Factoring Agreement, Tax Sharing Agreement or agreement with respect to its capital stock or other equity interests, unless such new agreement or amendment, modification, change or other action contemplated by this clause
  (iii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and, in the case of the Factoring Agreement, such changes otherwise satisfy the requirements of the definition thereof.

     (b) Neither the Borrower nor any of its Subsidiaries shall designate any Indebtedness, other than the Obligations, as "Designated Senior Debt" for purposes of the Senior Subordinated Notes and the other Senior Subordinated Note Documents.

     9.14   Limitation on Certain Restrictions on Subsidiaries.  The Borrower
            --------------------------------------------------
will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Senior Subordinated Note Documents, (iv) customary provisions restricting subletting or assignment of any lease governing and leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, and (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (xiv), (xv) or (xviii).

     9.15   Limitation on Issuance of Capital Stock.  (a)  The Borrower will
            ---------------------------------------
not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests other than Qualified Preferred Stock of the Borrower or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

          (b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary,
(iii) in the case of Foreign Subsidiaries, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Subsidiaries to the extent required under applicable law, or (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

          9.16  Business.  The Borrower will not, and will not permit any of its
                --------
Subsidiaries to, engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof.

          9.17  Limitation on Creation of Subsidiaries.  The Borrower will not,
                --------------------------------------
and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that the Borrower and
                                                 --------
its Wholly-Owned Subsidiaries shall be permitted to (A) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries so long as (i) the equity interests of each such new Wholly-Owned Subsidiary is pledged pursuant to, and to the extent required by, the Pledge Agreement, (ii) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 8.13, each such new Wholly-Owned Foreign Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement, and (iii) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 8.13, each such new Wholly-Owned Foreign Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 8.12, and (B) establish, create and acquire non-Wholly-Owned Subsidiaries in each case to the extent permitted by Section 9.05(xiii) and the definition of Permitted Acquisition so long as the equity interest of each such non-Wholly-Owned Subsidiary is pledged pursuant to, and to the extent required by, the Pledge Agreement. In addition, each such new Wholly-Owned Subsidiary which is required to become a Credit Party shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Initial Borrowing Date.

          9.18  Rental Fleet.  Notwithstanding anything to the contrary
                ------------
contained in this Agreement, the Borrower will not permit the aggregate net book value of all cranes of the Borrower and its Subsidiaries that are part of their rental fleet to exceed $25,000,000 at any time.

          SECTION 10.  Events of Default.  Upon the occurrence of any of the
                       -----------------
following specified events (each, an "Event of Default"):

          10.01  Payments. The Borrower shall (i) default in the payment when
                 --------
due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

          10.02  Representations, etc.  Any representation, warranty or
                 ---------------------
statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          10.03  Covenants. The Borrower or any of its Subsidiaries shall (i)
                 ---------
default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.11, 8.14, 8.15, 8.17 or
Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02 and clause (i) of this Section 10.03) and such default shall continue unremedied for a period of 30 days (or such longer period of time as may be provided for in the Mortgages) after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

          10.04  Default Under Other Agreements. (i)  The Borrower or any of
                 ------------------------------
its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this
--------
Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $7,000,000; or

          10.05  Bankruptcy, etc. The Borrower or any of its Subsidiaries shall
                 ----------------
commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          10.06  ERISA. (a)  Any Plan shall fail to satisfy the minimum funding
                 -----
standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph
(b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971
or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a "default" within the meaning of
Section 4219(c)(5) of ERISA shall occur with respect to any Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a "Change of Law"), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

          10.07  Security Documents. Any of the Security Documents shall cease
                 ------------------
to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

          10.08  Subsidiaries Guaranties. Except as otherwise provided in
                 -----------------------
Section 9.02(v) or (x), the Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

          10.09  Judgments. One or more judgments or decrees shall be entered
                 ---------
against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $5,000,000; or

          10.10  Change of Control. A Change of Control shall occur;
                 -----------------

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05
              --------
shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):
(i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and
(vi) apply any cash collateral held by the Administrative Agent pursuant to
Section 4.02 to the repayment of the Obligations.

          SECTION 11.  Definitions and Accounting Terms.
                       --------------------------------

          11.01  Defined Terms. As used in this Agreement, the following terms
                 -------------
shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "A Term Loan" shall have the meaning provided in Section 1.01(a).

          "A Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I directly below the column entitled "A Term Loan Commitment", as the same may be terminated pursuant to Sections 3.03 and/or 10.

          "A Term Loan Maturity Date" shall mean May 9, 2006.

          "A Term Loan Percentage" shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate principal amount of all A Term Loans outstanding at such time, and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time.

          "A Term Note" shall have the meaning provided in Section 1.05(a).

          "Acquired EBITDA" shall mean, for any Acquired Entity or Business for any period, the Consolidated EBITDA as determined for such Acquired Entity or Business for such period on the basis substantially the same (with necessary reference changes) as provided in the definition of Consolidated EBITDA contained herein.

          "Acquired Entity or Business" shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the capital stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

          "Acquisition" shall mean the acquisition by Acquisition Co. of all of the outstanding stock of the Target pursuant to the Acquisition Documents.

          "Acquisition Agreement" shall mean the Share Purchase Agreement, dated as of May 9, 2001, between the Seller and Acquisition Co.

          "Acquisition Co." shall mean Manitowoc France SAS, a newly formed Wholly-Owned Foreign Subsidiary of the Borrower incorporated under the laws of France.

          "Acquisition Documents" shall mean the Acquisition Agreement, the Put Agreement and all other agreements and documents relating to the Acquisition.

          "Additional Security Documents" shall have the meaning provided in
Section 8.12.

          "Adjusted Consolidated Net Income" shall mean, for any period, Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

          "Adjusted Consolidated Working Capital" shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

          "Administrative Agent" shall mean BTCo, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided,
                                                                      --------
however, that neither the Administrative Agent nor any Lender (nor any Affiliate
-------
thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

          "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

          "Applicable Commitment Commission Percentage" and "Applicable Margin" shall mean: from and after any Start Date to and including the corresponding End Date, (i) with respect to Commitment Commission, the respective per annum percentage set forth below under the column "Applicable Commitment Commission Percentage" and (ii) with respect to A Term Loans, B Term Loans, Revolving Loans and Swingline Loans, the respective percentage per annum set forth below under the respective Type of Loans and (in the case of preceding clauses (i) and (ii)) opposite the respective Level (i.e., Level 1, Level 2, Level 3 or Level 4, as
                               ----
the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer's certificate delivered pursuant to Section 8.01(e) or the first proviso below) plus or minus (in the
                                                        ----    -----
case of preceding clause (ii)), as applicable, any Applicable Pricing Adjustment as in effect from time to time:

                                A Term Loans and
                                 Revolving Loans        A Term Loans and                               B Term Loans      Applicable
            Consolidated          maintained as          Revolving Loans         B Term Loans          maintained as     Commitment
                Total            Base Rate Loans          maintained as         maintained as           Eurodollar       Commission
Level      Leverage Ratio      and Swingline Loans       Euro Rate Loans       Base Rate Loans             Loans         Percentage
-----      --------------     --------------------      ----------------       ---------------         -------------     ----------
1          Less than
           2.00:1.00                 1.000%                  2.000%                1.750%                 2.750%           0.250%

2          Greater than or
           equal to
           2.00:1.00 but
           less than or
           equal to 2.50:1.00        1.250%                  2.250%                1.875%                 2.875%           0.250%

3          Greater than
           2.50:1.00 but
           less than or
           equal to 3.00:1.00        1.500%                  2.500%                1.875%                 2.875%           0.375%


4          Greater than
           3.00:1.00                 1.625%                  2.625%                1.875%                 2.875%           0.500%


;provided, however, that if the Borrower fails to deliver the financial
 --------  -------
statements required to be delivered pursuant to Section 8.01(a) or (b) (accompanied by the officer's certificate required to be delivered pursuant to
Section 8.01(e) showing the applicable Consolidated Total Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 4 pricing (as adjusted by any Applicable Pricing Adjustment) shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer's certificate have been delivered showing the pricing for the respective Margin Reduction Period is at a level which is less than Level 4 (as adjusted by any Applicable Pricing Adjustment) (it being understood that, in the case of any late delivery of the financial statements and officer's certificate as so required, any reduction in the Applicable Commitment Commission Percentage or in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer's certificate); provided further, that Level 4
                                                 ----------------
pricing (as adjusted by any Applicable Pricing Adjustment) shall apply at all times when an Event of Default is in existence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, Level 4 pricing (as adjusted by any Applicable Pricing Adjustment) shall apply for the period from the Initial Borrowing Date to the date of the delivery of the Borrower's financial statements (and related officer's certificate) in respect of its fiscal year ending December 31, 2001.

          "Approved Currency" shall mean (i) for Term Loans, Dollars, (ii) for Revolving Loans, Dollars, Pounds Sterling and Euros, and (iii) for Letters of Credit, Dollars and one or more Foreign Currencies.

          "Applicable Pricing Adjustment" shall mean, on any date:

          (A) in the case of A Term Loans, Revolving Loans and Swingline Loans, a decrease of 0.250% so long as no Event of Default then exists and is continuing and the Bank Debt Ratings assigned by both Moody's and S&P are Ba1 (or above) and BB+ (or above), respectively; and

          (B) in the case of B Term Loans, (x) an increase of 0.125% in the event that either (i) the Bank Debt Rating assigned by Moody's is Ba3 (or below) or (ii) the Bank Debt Rating assigned by S&P is BB- (or below) and succeeding sub-clause (y) is not applicable and (y) an increase of 0.250% in the event that the Bank Debt Ratings assigned by both Moody's and S&P are Ba3 (or below) and BB- (or below), respectively.

Notwithstanding the foregoing, (i) for the period from the Initial Borrowing Date to the date of the delivery of the Borrower's financial statements (and related officer's certificate) in respect of its fiscal year ending December 31, 2001, the Applicable Pricing Adjustment in clause (A) above shall be 0, and (ii) at any time that a Bank Debt Rating has not been assigned by both S&P and Moody's, (x) the Applicable Pricing Adjustment set forth in clause (A) above shall be 0 and (y) the Applicable Pricing Adjustment set forth in clause (B) above shall be 0.250%

          "Asset Sale" shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than sales of assets pursuant to Sections 9.02(ii), (iii), (vii), (viii),
(xiv), (xvi) and (xvii).

          "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit N (appropriately completed).

          "Associated Costs" shall mean the cost imputed to each Lender of compliance with (a) the cash ratios and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, as determined in accordance with Schedule X, and
(b) any reserve asset requirements of the European Central Bank, as determined in accordance with Schedule X.

          "Available Revolving Loan Commitment" of any RL Lender at any time shall mean its RL Percentage of the Total Available Revolving Loan Commitment at such time.

          "B Lenders" shall have the meaning provided in Section 4.01(c).

          "B Term Loan" shall mean, collectively, each Initial B Term Loan and each Incremental B Term Loan.

          "B Term Loan Maturity Date" shall mean May 9, 2007.

          "B Term Loan Percentage" shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate principal amount of all B Term

Loans outstanding at such time, and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time.

          "B Term Note" shall have the meaning provided in Section 1.05(a).

          "Bank Debt Ratings" shall mean, as of each date of determination, the rating (actual or implied) assigned to the Loans by S&P and Moody's.

          "Bankruptcy Code" shall have the meaning provided in Section 10.05.

          "Base Rate" shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

          "Base Rate Loan" shall mean (i) each Swingline Loan and (ii) each other Loan (other than a Foreign Currency Revolving Loan) designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          "Blocked Revolving Loan Commitment" shall mean, at any time, the aggregate outstanding amount of all Receivables Indebtedness at such time for which the Factor has recourse to the Borrower or any of its Subsidiaries at such time.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Euro Rate Loans the same Interest Period, provided that (i) Base Rate Loans
                                          --------
incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans, and (ii) any Incremental B Term Loans incurred pursuant to Section 1.01(c) shall be considered part of the related Borrowing of the then outstanding Initial B Term Loans to which such Incremental B Term Loans are added pursuant to Section 1.14(c).

          "BTCo" shall mean Bankers Trust Company, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Euro Rate Loans, any day which is a Business Day described in clause (i) above and which is also (A) a day for trading by and between banks in U.S. dollar deposits in the relevant interbank market and (B) in relation to any payment in (x) Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open, and (y) Pounds Sterling, a day on which banks are ordinarily open for the transaction of business in the United Kingdom.

          "Buy-Back Arrangements" shall mean those arrangements more particularly described on Schedule XI entered into by Foreign Subsidiaries of the Borrower in the ordinary course of business and on a basis consistent with the past practices of the Target and its Subsidiaries.

          "Calculation Period" shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

          "Canadian Dollars" shall mean freely transferable lawful money of Canada.

          "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided, however, that
                                                       --------  -------
the term Capital Expenditures shall not include the transfer of any then existing cranes of the Borrower or its Subsidiaries held in inventory to their rental fleet and thereby result in an increase to property, plant and equipment even though generally accepted accounting principles may treat such transfers as Capital Expenditures.

          "Capitalized Lease Obligations" shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the
                            --------
United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from S&P or "A2" or the equivalent thereof from Moody's with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
(i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than six months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. (S) 9601 et seq.
                                                           -- ----

          "Change of Control" shall mean (a) any "person" or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date) shall (A) have acquired, directly or indirectly, beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Borrower's capital stock or (B) obtained the power (whether or not exercised) to elect a majority of the Borrower's directors or (b) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors or (c) a "change of control" shall occur as provided in the Senior Subordinated Note Indenture.

          "Change of Law" shall have the meaning provided in Section 10.06.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to
Section 4.02 or 10.

          "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

          "Commitment" shall mean any of the commitments of any Lender, i.e.,
                                                                        ----
whether the A Term Loan Commitment, the Initial B Term Loan Commitment, the Incremental B Term Loan Commitment or the Revolving Loan Commitment.

          "Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "Consolidated Current Assets" shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

          "Consolidated Current Liabilities" shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

          "Consolidated EBIT" shall mean, for any period, Consolidated Net Income for such period before deducting therefrom Consolidated Interest Expense for such period (to the extent deducted in arriving at Consolidated Net Income for such period) and provision for taxes based on income (including foreign withholding taxes imposed on interest or dividend payments and state single business, unitary or similar taxes imposed on net income) that were included in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary losses and (y) to any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business.

          "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto (i) the amount of all amortization and depreciation that were deducted in arriving at Consolidated Net Income for such period and (ii) the amount of all fees and expenses incurred in connection with the Transaction for such period to the extent that same were deducted in arriving at Consolidated Net Income for such period; it being understood that in determining the Consolidated Senior Leverage Ratio and the Consolidated Total Leverage Ratio only and in determining compliance with Section 9.09, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to
                                                            --- -----
give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period.

          "Consolidated Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (x) the remainder of (A) Consolidated EBITDA for such period minus
(B) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries for such period (other than Capital Expenditures (x) made pursuant to Section 9.07(c), (d) or (e) or (y) to the extent financed with equity proceeds, capital stock, Assets Sale proceeds, insurance proceeds or Indebtedness (other than with Revolving Loans or Swingline Loans)) to (y) Consolidated Fixed Charges for such period.

          "Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period and
(ii) the aggregate amount of all Dividends (including stock repurchases) paid by the Borrower pursuant to Sections 9.03(v) and (vi) for such period.

          "Consolidated Indebtedness" shall mean, at any time, the sum of (without duplication) (I) the aggregated stated balance sheet amount of all Indebtedness (including, in any event, all Loans, Capitalized Lease Obligations and Senior Subordinated Notes) of the Borrower and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet of such Person at such time in accordance with generally accepted accounting principles as determined on a consolidated basis, (II) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii) and (vii) of the definition of Indebtedness contained herein, (III) the aggregate amount of all Receivables Indebtedness of the Borrower and its Subsidiaries outstanding at such time, and (IV) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (I), (II) and (III) of this definition.

          "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of (x) Consolidated EBITDA for such period to (y) Consolidated Interest Expense for such period.

          "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period; provided that (i) the
                                                  --------
amortization of deferred financing, legal and accounting costs and expenses with respect to the Transaction shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein and (ii) "Consolidated Interest Expense" shall be deemed to include interest expense which the Borrower would have incurred during such period if the aggregate amount of Receivables Indebtedness from time to time outstanding during such period had instead been outstanding during such period as Revolving Loans maintained as Eurodollar Loans bearing interest at a rate equal to the sum of
(I) the average of the Eurodollar Rates applicable to Revolving Loans maintained as Eurodollar Loans as determined on the last day of such period (or, if no Revolving Loans are outstanding on the last day of such period, the average of the Eurodollar Rates applicable to A Term Loans (or, if no A Term Loans are outstanding on the last day of such period, B Term Loans) maintained as Eurodollar Loans as determined on the last day of such period) plus (II) the
                                                               ----
Applicable Margin for Revolving Loans maintained as Eurodollar Loans as in effect on the last day of such period.

          "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that
                                                                 --------
(i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other Person acquired by the Borrower or a Subsidiary of the Borrower in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

          "Consolidated Senior Indebtedness" shall mean, at any time, the amount of all Consolidated Indebtedness at such time, less the aggregate principal amount of the Senior Subordinated Notes outstanding at such time.

          "Consolidated Senior Leverage Ratio" shall mean, at any time, the ratio of (x) Consolidated Senior Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then most recently ended.

          "Consolidated Total Leverage Ratio" shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then most recently ended.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent
                                 --------  -------
Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and
(y) the stated amount of such Contingent Obligation.

          "Continuing Directors" shall mean the directors of the Borrower on the Initial Borrowing Date and each other director if such director's election to, or nomination for the election to, the Board of Directors of the Borrower is recommended or approved by a majority of then continuing Directors.

          "Credit Documents" shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty, each Security Document, each Incremental B Term Loan Commitment Agreement and each Incremental Revolving Loan Commitment Agreement.

          "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

          "Credit Party" shall mean the Borrower and each Subsidiary Guarantor.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

          "Dividend" shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

          "Documents" shall mean the Credit Documents, the Acquisition Documents and the Senior Subordinated Note Documents.

          "Dollar Equivalent" shall mean, at any time for the determination thereof, (i) except as provided in clause (ii) below, the amount of Dollars which could be purchased with the amount of the relevant Foreign Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date and (ii) for purposes of Section 13.07(e), the amount of Dollars which could be purchased with the amount of the relevant Foreign Currency involved in such computation at the spot exchange rate therefor as quoted or utilized by the Administrative Agent on the date of any determination thereof for purchase on such day.

          "Dollar Revolving Loan" shall mean each Revolving Loan denominated in Dollars.

          "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

          "Domestic Subsidiary" shall mean, as to any Person, each Subsidiary of such Person that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

          "Drawing" shall have the meaning provided in Section 2.05(b).

          "Effective Date" shall have the meaning provided in Section 13.10.

          "Eligible Transferee" shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other "accredited investor" (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

          "EMU Legislation" shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European Currency.

          "End Date" shall mean, for any Margin Reduction Period, the last day of such Margin Reduction Period.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

          "Environmental Law" shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the
     -- ----                                                       -- ----
Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking Water Act, 42
                                  -- ----
U.S.C. (S) 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et
                -- ----                                                    --
seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42
----
U.S.C. (S) 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C.
                 -- ----
(S) 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et
         -- ----                                                            --
seq.; and any state and local or foreign counterparts or equivalents, in each
----
case as amended from time to time.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b),
(c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

          "EURIBOR" shall mean, with respect to each Interest Period applicable to any Foreign Currency Revolving Loan denominated in Euros, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01 at approximately 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on Reuters Page EURIBOR-01, the average offered quotation to four prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the Foreign Currency Revolving Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Foreign Currency Revolving Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period. The reference to Reuters Page EURIBOR-01 in this definition shall be construed to be a reference to the relevant page or any other page that may replace such page on the Reuters service. Notwithstanding anything to the contrary contained above, in the event the Administrative Agent has made any determination pursuant to Section 1.10(a)(i) in respect of Foreign Currency Revolving Loans denominated in Euros, or in the circumstances described in clause (i) to the proviso to Section 1.10(b) in respect of Foreign Currency Revolving Loans denominated in Euros, EURIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund a Foreign Currency Revolving Loan denominated in Euros with maturities comparable to the Interest Period applicable thereto.

          "Euro" and the sign "Euro" shall each mean the single currency of the participating member states as described in any EMU Legislation.

          "Euro Equivalent" shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 13.17 or Section 25 of the Subsidiaries Guaranty, on the date of determination).

          "Euro Rate" shall mean (i) with respect to Term Loans and Dollar Revolving Loans, the Eurodollar Rate, (ii) with respect to Foreign Currency Revolving Loans denominated in Euros, EURIBOR, and (iii) with respect to Foreign Currency Revolving Loans denominated in Pounds Sterling, Sterling LIBOR.

          "Euro Rate Loan" shall mean each Eurodollar Loan and each Foreign Currency Revolving Loan.

          "Eurodollar Loan" shall mean each Loan (other than any Swingline Loan and any Foreign Currency Revolving Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          "Eurodollar Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 11:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by
(b) a percentage equal to 100% minus then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Euro-zone" shall mean the region composed of the participating member states as described in the EMU Legislation.

          "Event of Default" shall have the meaning provided in Section 10.

          "Excess Cash Flow" shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, capital stock, Asset Sale proceeds, insurance proceeds or Indebtedness (other than with Revolving Loans or Swingline Loans)), (ii) the aggregate amount of all Permitted Acquisitions made by the Borrower and its Subsidiaries during such period (other than Permitted Acquisitions to the extent financed with equity proceeds, capital stock, Asset Sale proceeds, insurance proceeds or Indebtedness), (iii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries during such period (other than (A) repayments to the extent made with Asset Sale proceeds, equity proceeds, insurance proceeds or Indebtedness and (B) repayments of Loans, provided that
                                                                --------
repayments of Loans shall only be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Repayment under
Section 4.02(b) or 4.02(c) or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment)), (iii) the aggregate amount of all cash Dividends actually paid pursuant to Section 9.03(v) for such period and (v) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

          "Excess Cash Payment Date" shall mean the date occurring 90 days after the last day of each fiscal year of the Borrower (beginning with its fiscal year ending on December 31, 2002).

          "Excess Cash Payment Period" shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

          "Exchange Senior Subordinated Notes" shall mean Senior Subordinated Notes which are substantially identical securities to the Senior Subordinated Notes issued on or prior to the Initial Borrowing Date, which Exchange Senior Subordinated Notes shall be issued pursuant to a registered exchange offer or private exchange offer for the Senior Subordinated Notes and pursuant to the Senior Subordinated Notes Indenture. In no event will the issuance of any Exchange Senior Subordinated Notes increase the aggregate principal amount of Senior Subordinated Notes then outstanding or otherwise result in an increase in an interest rate applicable to the Senior Subordinated Notes.

          "Existing Indebtedness" shall have the meaning provided in Section
7.21.

          "Existing Indebtedness Agreements" shall have the meaning provided in
Section 5.05.

          "Facing Fee" shall have the meaning provided in Section 3.01(c).

          "Factor" shall mean General Electric Capital Corporation or any successor thereto or replacement thereof under the Factoring Agreement.

          "Factoring Agreement" shall mean one or more receivables purchase agreements (or similar agreements) entered into by the Borrower or a Subsidiary thereof with the Factor so long as each such agreement is substantially in the form of the Receivables Purchase Agreement as in effect on the Initial Borrowing Date with the Factor, as the same may be amended, modified, supplemented and/or replaced from time to time in accordance with the terms hereof and thereof and so long as any such replacement agreement is on terms no less favorable to the Borrower or any of its Subsidiaries in any material respect than those terms set forth in the existing Factoring Agreement with General Electric Capital Corporation as of the Initial Borrowing Date.

          "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

          "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

          "Foreign Cash Equivalents" shall mean certificates of deposit or bankers acceptances of any bank organized under the laws of Canada or any country that is a member of the European Economic Community, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition.

          "Foreign Currency" shall mean (i) in the case of any Revolving Loan, Euros and Pounds Sterling, and (ii) in the case of any non-Dollar denominated Letter of Credit, Euros, Pounds Sterling, Canadian Dollars and such other currencies as may be requested by the Borrower and acceptable to the Administrative Agent and the Issuing Lender.

          "Foreign Currency Revolving Loan" shall mean each Revolving Loan denominated in a Foreign Currency.

          "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

          "Foreign Subsidiary" shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.

          "Fronting Lender" shall mean BTCo in its individual capacity.

          "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

          "Incremental B Term Loan" shall have the meaning provided in Section 1.01(c).

          "Incremental B Term Loan Borrowing Date" shall mean that date on which the Borrower incurs Incremental B Term Loans pursuant to Section 1.01(c), which date shall be the date of the effectiveness of the Incremental B Term Loan Commitment Agreement pursuant to which such Incremental B Term Loans are to be made; provided that that such date shall occur on or before the Incremental
      --------
Commitment Expiry Date.

          "Incremental B Term Loan Commitment" shall mean, for each Incremental B Term Loan Lender, the commitment of such Incremental B Term Loan Lender to make Incremental B Term Loans pursuant to Section 1.01(c) on the Incremental B Term Loan Borrowing Date, as such commitment is set forth in the Incremental B Term Loan Commitment Agreement delivered pursuant to Section 1.14(b) and as same may be terminated pursuant to Sections 3.03 and/or 10.

          "Incremental B Term Loan Commitment Agreement" shall mean an Incremental B Term Loan Commitment Agreement substantially in the form of Exhibit C (appropriately completed).

          "Incremental B Term Loan Lender" shall have the meaning provided in
Section 1.14(b).

          "Incremental Commitment Expiry Date" shall mean May 30, 2005.

          "Incremental Revolving Loan Commitment" shall mean, for each Incremental RL Lender, any commitment by such Incremental RL Lender to make Revolving Loans pursuant to Section 1.01(d) as agreed to by such Incremental RL Lender in the respective Incremental Revolving Loan Commitment Agreement delivered pursuant to Section 1.15; it being understood, however, that on each date upon which an Incremental Revolving Loan
            -------
Commitment of any Incremental RL Lender becomes effective, such Incremental Revolving Loan Commitment of such Incremental RL Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Incremental RL Lender for all purposes of this Agreement as contemplated by Section 1.15.

          "Incremental Revolving Loan Commitment Agreement" shall mean an Incremental Revolving Loan Commitment Agreement substantially in the form of Exhibit D (appropriately completed).

          "Incremental RL Lender" shall have the meaning provided in Section 1.15(b).

          "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers' acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers' acceptances and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has
                                              --------
not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and
                                                         ----
similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, and (viii) all Receivables Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

          "Indebtedness to be Refinanced" shall mean all Indebtedness set forth on Schedule XII which is to be repaid in full and/or terminated on the Initial Borrowing Date as part of the Refinancing.

          "Indemnifying Lender" shall mean each financial institution that has an "Indemnity Amount" (in excess of $0) appearing opposite its name on Schedule I, and each financial institution which, with the approval of the Fronting Lender and the Administrative Agent, acquires an Indemnity Amount (in excess of $0) pursuant to an Assignment and Assumption Agreement.

          "Indemnity Amount" shall mean, for each Indemnifying Lender which is a signatory hereto or which becomes an Indemnifying Lender pursuant to an Assignment and Assumption Agreement, the amount that is so designated and set forth opposite such Indemnify-ing Lender's name on Schedule I (as the same may be modified pursuant to Sections 1.13, 1.17, 13.04(c) and 13.12(b), as the case may be).

          "Indemnity Participation" shall have the meaning provided in Section 1.17.

          "Initial B Term Loan" shall have the meaning provided in Section 1.01(b).

          "Initial B Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name on Schedule I directly below the column entitled "Initial B Term Loan Commitment," as the case may be terminated pursuant to Sections 3.03 and or 10.

          "Initial Borrowing Date" shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

          "Intercompany Loan" shall have the meaning provided in Section
9.05(ix).

          "Intercompany Note" shall mean a promissory note, in the form of Exhibit O, evidencing Intercompany Loans.

          "Interest Determination Date" shall mean, with respect to any Euro Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Euro Rate Loan.

          "Interest Period" shall have the meaning provided in Section 1.09.

          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          "Investments" shall have the meaning provided in Section 9.05.

          "Issuing Country" shall have the meaning provided in Section 13.18(a).

          "Issuing Lender" shall mean BTCo (which, for purposes of this definition, also shall include any banking affiliate of BTCo, including Deutsche Bank AG, New York Branch, which has agreed to issue Letters of Credit under this Agreement).

          "Judgment Currency" shall have the meaning provided in Section
13.17(a).

          "Judgment Currency Conversion Date" shall have the meaning provided in
Section 13.17(a).

          "L/C Supportable Obligations" shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of the Senior Subordinated Notes).

          "Leaseholds" of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Lender" shall mean each financial institution listed on Schedule I, as well as any Person that becomes a "Lender" hereunder pursuant to Section 1.13, 1.14, 1.15 or 13.04(b), it being understood that for purposes of Sections 1.10, 1.11 and 2.06, the term "Lender" as used herein shall in any event include BTCo in its capacity as a Fronting Lender.

          "Lender Default" shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01(a), 1.01(b), 1.01(c), 1.01(d), 1.01(f) or 2.

          "Letter of Credit" shall have the meaning provided in Section 2.01(a).

          "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).

          "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "Letter of Credit Request" shall have the meaning provided in Section 2.03(a).

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

          "Loan" shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

          "Majority Lenders" of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(f).

          "Margin Reduction Period" shall mean each period which shall commence on the date upon which the respective officer's certificate is delivered pursuant to Section 8.01(e) (together with the related financial statements pursuant to Section 8.01(a) or (b), as the case may be) and which shall end on the date of actual delivery of the next officer's certificates pursuant to

Section 8.01(e) (and related financial statements) or the latest date on which such next officer's certificate (and related financial statements) is required to be so delivered; it being understood that the first Margin Reduction Period shall commence with the delivery of the Borrower's financial statements (and related officer's certificate) in respect of its fiscal year ending on December 31, 2001.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the Transaction, (y) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (z) on the ability of any Credit Party to perform its obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

          "Maturity Date" shall mean, with respect to any Tranche of Loans, the A Term Loan Maturity Date, the B Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

          "Maximum Swingline Amount" shall mean $20,000,000.

          "Minimum Borrowing Amount" shall mean (i) for Term Loans, $5,000,000,
(ii) for Revolving Loans maintained as Base Rate Loans, $1,000,000, (iii) for Revolving Loans maintained as Euro Rate Loans, $1,000,000 (or the Euro Equivalent or Sterling Equivalent thereof, as the case may be), and (iv) for Swingline Loans, $100,000.

          "Moody's" shall mean Moody's Investors Service, Inc. and its successors.

          "Mortgage" shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

          "Mortgage Policy" shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

          "Mortgaged Property" shall mean any Real Property owned or leased by a Credit Party which is encumbered (or required to be encumbered) by a Mortgage.

          "NAIC" shall mean the National Association of Insurance Commissioners.

          "Net Debt Proceeds" shall mean, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

          "Net Insurance Proceeds" shall mean, with respect to any Recovery Event, the cash proceeds (net of reasonable costs, expenses and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

          "Net Sale Proceeds" shall mean, for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs and expenses of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the incremental taxes paid or payable as a result of such Asset Sale.

          "Non-Defaulting Lender" and "Non-Defaulting RL Lender" shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

          "Note" shall mean each A Term Note, each B Term Note, each Revolving Note and the Swingline Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

          "Notice of Conversion/Continuation" shall have the meaning provided in
Section 1.06.

          "Notice Office" shall mean the office of the Administrative Agent located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006, Attention: Robert Carlovits or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto; provided that in the case of all Borrowings of Foreign Currency
                --------
Revolving Loans denominated in Pounds Sterling or Euros, and all notices relating thereto, the "Notice Office" shall mean the office specified above, with a copy of the respective notice to be delivered at the same time as otherwise required pursuant to the terms of this Agreement to the office of the Administrative Agent located at Deutsche Bank AG, London, Winchester House, 1 Great Winchester Street, London EC2N 2DB Attention: Loans Agency Department--Liz Keegan, or such other office or person in London as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "Obligations" shall mean all amounts owing to the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

          "Obligation Currency" shall have the meaning provided in Section 13.17(a).

          "Other Hedging Agreements" shall mean any foreign exchange contracts, currency swap agreements or other similar arrangements, or arrangements designed to protect against fluctuations in the currency values.

          "Participant" shall have the meaning provided in Section 2.04(a).

          "Payment Office" shall mean (i) in the case of principal, interest, Unpaid Drawings, Fees and all other amounts owing with respect to all Loans (other than Foreign Currency Revolving Loans), all Letters of Credit and, except as provided in clauses (ii) and (iii) below, all other amounts owing under this Agreement and the other Credit Documents, the office of the Administrative Agent located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006, or such other office located in New York City as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, (ii) in the case of all principal, interest and other amounts owing with respect to all Foreign Currency Revolving Loans denominated in Pounds Sterling, the office of the Administrative Agent located at Deutsche Bank AG, London, 1 Appold Street, Broadgate, London EC2A HE
Attention: Loans Agency Department--Liz Keegan, or such other office or person in London as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, and (iii) in the case of all principal, interest and other amounts owing with respect to all Foreign Currency Revolving Loans denominated in Euros, the office of the Administrative Agent located at Deutsche Bank AG (DEUTDEFF), Alfred-Herrhausen Allee 16-24, Eschborn 65760, Germany, or such other office in Frankfurt as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Acquisition" shall mean the acquisition by the Borrower or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Subsidiary thereof (so long as the Wholly-Owned Subsidiary is the surviving corporation), provided that (in each case) (A) the consideration paid or to be
              --------
paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04, the issuance of common stock of the Borrower or Qualified Preferred Stock of the Borrower in each case to the extent no Default or Event of Default exists pursuant to
Section 10.10 or would result therefrom and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) in the case of the acquisition of 100% of the capital stock of any Person (including way of merger), such Person shall own no capital stock of any other Person (excluding de minimis amounts) unless either (x) such Person owns 100% of the capital stock of such other Person or (y) (1) such Person and its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such other Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was non-Wholly-Owned prior to the date of such Permitted Acquisition of such Person, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.16 and (D) all applicable requirements of Sections 8.14, 9.02 and 9.17 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of "Permitted Acquisition" shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

          "Permitted Acquisition Basket Amount" shall mean, (i) for any fiscal year of the Borrower ending on or prior to December 31, 2002, $100,000,000, provided, however, that such
--------  -------
amount shall be increased to $200,000,000 for each such fiscal year of the Borrower at such time, if any, as the Borrower elects to consummate more than $100,000,000 of Permitted Acquisitions in any such fiscal year of the Borrower in accordance with the requirements of Section 8.14 but only after taking into account the resetting of the Consolidated Senior Leverage Ratio compliance level in Section 9.10 pursuant to the last sentence thereof, and (ii) for any fiscal year of the Borrower ending after December 31, 2002, $200,000,000.

          "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

          "Permitted Liens" shall have the meaning provided in Section 9.01.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate on or after the Initial Borrowing Date, and each such plan for the five year period immediately following the latest date (whether before or after the Initial Borrowing Date) on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Pledge Agreement" shall have the meaning provided in Section 5.09.

          "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

          "Pledgee" shall have the meaning as defined in the Pledge Agreement.

          "Pounds Sterling" shall mean freely transferable lawful money of the United Kingdom.

          "Prime Lending Rate" shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Principal Amount" shall mean (i) the stated amount of each Swingline Loan, (ii) the stated amount of each Dollar Revolving Loan, and (iii) the Dollar Equivalent of the stated amount of each Foreign Currency Revolving Loan, as the context may require.

          "Pro Forma Basis" shall mean, in connection with any calculation of
           --- -----
compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro
                                 ---
forma basis to (x) the incurrence of any Indebtedness (other than revolving
-----
Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

          (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

          (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

          (iii) in making any determination of Consolidated EBITDA, pro forma
                                                                    --- -----
     effect shall be given to any Permitted Acquisition consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Permitted Acquisition was consummated on the first day of the relevant Calculation Period, taking into account factually supportable and identifiable cost savings and expenses which would otherwise be permitted to be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective Calculation Period.

          "Projections" shall mean the projections contained in the Confidential Information Memorandum, dated April, 2001, which were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

          "Put Agreement" shall mean the Put Agreement, dated as of March 4, 2001, by and between the Borrower and the Seller.

          "Qualified Preferred Stock" shall mean any preferred stock of the Borrower so long as the terms of any such preferred stock (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision,
(w) do not require the cash payment of dividends or distributions, (x) do not contain any covenants, (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

          "Quarterly Payment Date" shall mean the last Business Day of each September, December, March and June occurring after the Initial Borrowing Date, commencing on June 30, 2001.

          "RCRA" shall mean the Resource Conservation and Recovery Act, as the same has been and may hereafter be amended from time to time, 42 U.S.C. (S) 6901 et seq.
-- ----

          "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Receivables Indebtedness" shall mean the aggregate amount of uncollected accounts receivables of the Borrower and its Subsidiaries at such time which have been (or which are then being) sold to the Factor pursuant to the Factoring Agreement (regardless of whether any liability of the Borrower or any Subsidiary thereof in respect of such accounts receivable would be required to be reflected on a balance sheet of such Person in accordance with generally accepted accounting principles).

          "Recovery Event" shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds (other than proceeds from business interruption insurance) or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and
(ii) under any policy of insurance required to be maintained under Section 8.03.

          "Refinancing" shall mean the repayment in full of all of the Indebtedness to be Refinanced and the termination of all commitments in respect thereof.

          "Register" shall have the meaning provided in Section 13.15.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Release" shall mean the active or passive disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

          "Relevant Currency Equivalent" shall mean the Dollar Equivalent, the Euro Equivalent or the Sterling Equivalent, as the case may be.

          "Replaced Indemnifying Lender" shall have the meaning provided in
Section 1.13.

          "Replaced Lender" shall have the meaning provided in Section 1.13.

          "Replacement Indemnifying Lender" shall have the meaning provided in
Section 1.13.

          "Replacement Lender" shall have the meaning provided in Section 1.13.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

          "Required Lenders" shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) represent at least 50.1% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings at such time). After the termination of the Total Revolving Loan Commitment, the calculation of the outstanding principal amount of all Foreign Currency Revolving Loans for purposes of this definition shall be determined by taking the Dollar Equivalent thereof at the time of any such calculation.

          "Returns" shall have the meaning provided in Section 7.09.

          "Revolving Loan" shall have the meaning provided in Section 1.01(d) (and shall include any Revolving Loans made pursuant to an Incremental Revolving Loan Commitment).

          "Revolving Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I directly below the column entitled "Revolving Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 10, (y) increased from time to time pursuant to Section 1.15 or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

          "Revolving Loan Maturity Date" shall mean May 9, 2006.

          "Revolving Note" shall have the meaning provided in Section 1.05(a).

          "RL Lender" shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

          "RL Percentage" of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage
                                              --------
of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

          "S&P" shall mean Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc., and any successor owner of such division.

          "Scheduled A Repayment" shall have the meaning provided in Section 4.02(b).

          "Scheduled B Repayment" shall have the meaning provided in Section 4.02(c).

          "Scheduled Repayment" shall mean a Scheduled A Repayment or a Scheduled B Repayment.

          "SEC" shall have the meaning provided in Section 8.01(g).

          "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

          "Secured Creditors" shall have the meaning assigned that term in the respective Security Documents.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Security Agreement" shall have the meaning provided in Section 5.10.

          "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

          "Security Document" shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

          "Seller" shall mean Legris Industries S.A., a company organized under the laws of France.

          "Senior Subordinated Notes" shall mean the Borrower's 10-3/8% Senior Subordinated Notes due 2011, issued pursuant to the Senior Subordinated Note Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. As used herein, the term "Senior Subordinated Notes" shall include any Exchange Senior Subordinated Notes issued pursuant to the Senior Subordinated Note Indenture in exchange for theretofore outstanding Senior Subordinated Notes, as contemplated by the Offering Memorandum, dated May 4, 2001, and the definition of Exchange Senior Subordinated Notes.

          "Senior Subordinated Note Documents" shall mean the Senior Subordinated Notes, the Senior Subordinated Note Indenture and all other documents executed and delivered with respect to the Senior Subordinated Notes or Senior Subordinated Note Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Senior Subordinated Note Indenture" shall mean the Indenture, dated as of May 9, 2001, among the Borrower, the Subsidiary Guarantors and the Senior Subordinated Note Indenture Trustee, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Senior Subordinated Note Indenture Trustee" shall mean The Bank of New York and any successor thereto.

          "Shareholders' Agreements" shall have the meaning provided in Section 5.05.

          "Start Date" shall mean, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.

          "Stated Amount" of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met); provided that
                                                                --------
the "Stated Amount" of each Letter of Credit denominated in a Foreign Currency shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in the respective currency thereunder (determined without regard to whether any conditions to drawing could then be met).

          "Sterling Equivalent" shall mean, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 13.17 or Section 25 of the Subsidiaries Guaranty, on the date of determination).

          "Sterling LIBOR" shall mean, with respect to each Interest Period for any Foreign Currency Revolving Loan denominated in Pounds Sterling, (i) the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen for Pounds
--- -----
Sterling deposits with maturities comparable to the Interest Period applicable to the Foreign Currency Revolving Loans subject to the respective Interest Period as of 11:00 A.M. (London time) on the date which occurs two Business Days prior to the date of the proposed commencement of such Interest Period or (ii) if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen, the offered quotation to first-class banks in the London interbank market by the Administrative Agent for Pounds Sterling deposits of amounts in immediately available funds comparable to the principal amount of the Foreign Currency Revolving Loan to be made by the Administrative Agent as part of such Borrowing with maturities comparable to the Interest Period applicable to such Foreign Currency Revolving Loan as of 11:00 A.M. (London time) on the date which occurs two Business Days prior to the date of the proposed commencement of such Interest Period. The reference to page 3750 of the Dow Jones Telerate Screen in this definition shall be construed to be a reference to the relevant page or any other page that may replace such page on the Dow Jones Telerate Screen. Notwithstanding anything to the contrary contained above, in the event the Administrative Agent has made any determination pursuant to Section 1.10(a)(i) in respect of Foreign Currency Revolving Loans denominated in Pounds Sterling, or in the circumstances described in clause (i) to the proviso to Section 1.10(b) in respect of Foreign Currency Revolving Loans denominated in Pounds Sterling, Sterling LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund such Foreign Currency Revolving Loan with maturities comparable to the Interest Period applicable thereto.

          "Subsidiaries Guaranty" shall have the meaning provided in Section
5.11.

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

          "Subsidiary Guarantor" shall mean each Wholly-Owned Domestic Subsidiary of the Borrower and, to the extent required by Section 8.13, each Wholly-Owned Foreign Subsidiary of the Borrower.

          "Supermajority Lenders" shall mean (i) in the case of references to holders of A Term Loans, those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations (other than those with respect to A Term Loans) under this Agreement were repaid in full and all Commitments with respect to such other Obligations were terminated and (y) the text "at least 50.1%" contained therein were changed to "at least 75%" and (ii) in the case of references to holders of B Term Loans, those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations (other than those relating to B Term Loans) under this Agreement were repaid in full and all Commitments with respect to such other Obligations were terminated and (y) the text "at least 50.1%" contained therein were changed to "at least 75%."

          "Swingline Expiry Date" shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

          "Swingline Lender" shall mean BTCo.

          "Swingline Loan" shall have the meaning provided in Section 1.01(e).

          "Swingline Note" shall have the meaning provided in Section 1.05(a).

          "Syndication Date" shall mean that date upon which the Administrative Agent determines that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed (it being understood that the Administrative Agent shall promptly notify the Borrower of the occurrence of the Syndication Date).

          "Target" shall mean Potain S.A.

          "Tax Sharing Agreements" shall have the meaning provided in Section 5.05.

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Term Loans" shall mean the A Term Loans and the B Term Loans.

          "Test Date" shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the Borrower ended immediately prior to such Start Date.

          "Test Period" shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period). Notwithstanding anything to the contrary contained above or in Section
13.07 or otherwise required by United States generally accepted accounting principles, with respect to any portion of a Test Period occurring prior to the Initial Borrowing Date, the calculations required to determine compliance with Sections 8.14, 9.08, 9.09, 9.10, 9.11 and 9.12 and to determine the Applicable Margin and the Applicable Commitment Commission Percentage shall be made on a pro forma basis as if the Transaction and the related financing had occurred on
--- -----
July 1, 2000; it being understood that, in such connection, the parties hereto hereby agree that (A) Consolidated EBITDA, Capital Expenditures, Consolidated Fixed Charges and Consolidated Interest Expense for (i) the fiscal quarter ended June 30, 2000 shall be $60,684,000, $7,129,000, $13,693,000 and $11,880,000,
respectively, (ii) the fiscal quarter ended September 30, 2000 shall be $36,990,000, $3,795,000, $13,728,000 and $11,888,000, respectively, (iii)
December 31, 2000 shall be $38,120,000, $5,942,000, $13,769,000 and $11,888,000,
respectively, and (iv) March 31, 2001 shall be

$33,987,000, $6,789,000, $13,671,000 and $11,888,000, respectively, (B)
Consolidated EBITDA, Consolidated Fixed Charges and Consolidated Interest Expense for the period from April 1, 2001 through and including May 8, 2001 shall be calculated on a basis consistent with that used in arriving at the amounts related to clause (A) above, and (C) Capital Expenditures for the period from April 1, 2001 through and including May 8, 2001 shall be the aggregate amount of actual Capital Expenditures of the Borrower, the Target and their respective Subsidiaries during such period.

          "Total A Term Loan Commitment" shall mean, at any time, the sum of the A Term Loan Commitments of each of the Lenders at such time.

          "Total Available Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment at such time less (y) the Blocked Revolving Loan Commitment as in effect at such
          ----
time.

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

          "Total Incremental B Term Loan Commitment" shall mean, at any time, the sum of the Incremental B Term Loan Commitments of each of the Lenders at such time.

          "Total Initial B Term Loan Commitment" shall mean, at any time, the sum of the Initial B Term Loan Commitments of each of the Lenders at such time.

          "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

          "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate Principal Amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.

          "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches, (i) A Term Loans, (ii) Initial B Term Loans and Incremental B Term Loans taken together as a single Tranche (except for purposes of Sections 1.03 and 1.04), (iii) Revolving Loans and (iv) Swingline Loans.

          "Transaction" shall mean, collectively, (i) the Acquisition, (ii) the Refinancing, (iii) the entering into of the Credit Documents and the incurrence of Loans on the Initial Borrowing Date, (iv) the issuance of the Senior Subordinated Notes and (v) the payment of all fees and expenses in connection with the foregoing.

          "Triggering Event" shall mean (i) the occurrence and continuation of any Event of Default under Section 10.01 or 10.05 or (ii) the acceleration of the maturity of the Obligations as a result of any Event of Default.

          "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar
                                    ----
Loan, a Foreign Currency Revolving Loan denominated in Euros or a Foreign Currency Revolving Loan denominated in Pounds Sterling.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of
Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

          "United States" and "U.S." shall each mean the United States of America.

          "Unpaid Drawing" shall have the meaning provided for in Section
2.05(a).

          "Unutilized Revolving Loan Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding Principal Amount of all Revolving Loans made by such Lender at such time and (ii) such Lender's RL Percentage of the Letter of Credit Outstandings at such time.

          "Waivable Mandatory Repayment" shall have the meaning provided in
Section 4.02(k).

          "Waivable Voluntary Prepayment" shall have the meaning provided in
Section 4.01(c).

          "Wholly-Owned Domestic Subsidiary" shall mean each Domestic Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

          "Wholly-Owned Foreign Subsidiary" shall mean each Foreign Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) and (ii), director's qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

         SECTION 12.  Administrative Agent.
                      --------------------

          12.01  Appointment.  The Lenders hereby irrevocably designate and
                 -----------
appoint BTCo as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term "Administrative Agent" also shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of their respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

          12.02  Nature of Duties.  The Administrative Agent shall not have any
                 ----------------
duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

          12.03  Lack of Reliance on the Administrative Agent.  Independently
                 --------------------------------------------
and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

          12.04  Certain Rights of the Administrative Agent.  If the
                 ------------------------------------------
Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

          12.05  Reliance.  The Administrative Agent shall be entitled to rely,
                 --------
and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

          12.06  Indemnification.  To the extent the Administrative Agent (or
                 ---------------
any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective "percentage" as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no
                                                            --------
Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's (or such affiliate's) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          12.07  The Administrative Agent in its Individual Capacity.  With
                 ---------------------------------------------------
respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lender," "Required Lenders," "Majority Lenders," "Supermajority Lenders," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any

Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

          12.08  Holders.  The Administrative Agent may deem and treat the payee
                 -------
of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          12.09  Resignation by the Administrative Agent.  (a)  The
                 ---------------------------------------
Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days' prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower's approval shall not be required if an Event of Default then exists).

          (c) If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower's consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

          (e) Upon a resignation of the Administrative Agent pursuant to this
Section 12.09, such Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

          SECTION 13.  Miscellaneous.
                       -------------

          13.01  Payment of Expenses, etc.   The Borrower hereby agrees to:  (i)
                 -------------------------
whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent's other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of each Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, provided that the indemnity
                                                  --------
described above in this clause (iii)(a) shall not apply to any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by, imposed on or assessed as a result of, or arising out of, or in any way related to, or by reason of any litigation, proceeding or other action solely between or among the Lenders (excluding, however, any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by, imposed on or assessed against the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, representatives, agents, affiliates, trustees and advisors as a result of, or arising out of, or in any way related to, or by reason of any such litigation, proceeding or action to which the Administrative Agent or the Collateral Agent is a party in its capacity as such) to the extent (and only to the extent) that such litigation, proceeding or other action does not relate to, or arise from, any action or omission by the Borrower or any of its Subsidiaries, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

          13.02  Right of Setoff.  (a) In addition to any rights now or
                 ---------------
hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender agrees to promptly notify the relevant Credit Party and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect or impair the validity of any such set off and application or result in any liability for such Lender.

          (b) NOTWITHSTANDING CLAUSE (a) OF THIS SECTION 13.02, AT ANY TIME THAT THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED

IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS, OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT SHALL BE NULL AND VOID. THIS CLAUSE (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

          13.03  Notices.  Except as otherwise expressly provided herein, all
                 -------
notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

          13.04  Benefit of Agreement; Assignments; Participations.  (a)  This
                 -------------------------------------------------
Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided,
                                                                --------
however, the Borrower may not assign or transfer any of its rights, obligations
-------
or interest hereunder without the prior written consent of the Lenders and,

provided further, that (x) although any Lender (including the Fronting Lender)
----------------
may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a "Lender" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Lender" hereunder, (y) no Indemnity Participation may be assigned except as otherwise expressly provided in Sections
1.17 and 13.04(c) and (z) except as otherwise expressly provided in Section 1.17 in the case of Indemnity Participations, no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation (other than an Indemnity Participation which shall be governed by the provisions of Sections 1.17 and 13.04(c)), the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that
                                                  --------
invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as may be agreed to by the Administrative Agent and the Borrower in any given case) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that, notwithstanding the foregoing, in connection with any assignment
--------
to an Eligible Transferee pursuant to sub-clause (y) above by any Lender which acquired Commitments and/or related Obligations in an amount less than $1,000,000 in reliance on the proviso to sub-clause (x)(i)(B) or (x)(ii) above, such Lender shall (together with its affiliates and/or any other Lender that is a fund that invests in loans and is managed or advised by the same investment advisor as such Lender (or by an Affiliate of such investment advisor)) assign a portion equal to at least $1,000,000 in the aggregate for such assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to such Eligible Transferee if (but only if) the aggregate amount of Commitments and Term Loans held by such Lender (and its affiliates and any other Lender that is a fund that invests in loans and is managed or advised by the same investment advisor as such Lender (or by an Affiliate of such investment advisor)) equals or exceeds $1,000,000 at such time; provided further, that, (i) at such time Schedule I
                         -------- -------
shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender's indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the consent of the Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (other than any such assignment by the Administrative Agent or any of its Affiliates prior to the Syndication Date) (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to Section 1.13 or this
Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

          (c) Notwithstanding the foregoing, any Indemnifying Lender (or any Indemnifying Lender together with one or more other Indemnifying Lenders) may
(x) assign all or a portion of its Indemnity Participation (and related Indemnity Amount) to (i)(A) its parent company and/or any affiliate of such Indemnifying Lender which is at least 50% owned by such Indemnifying Lender or its parent company or (B) to one or more other Indemnifying Lenders or any affiliate of any such other Indemnifying Lender which is at least 50% owned by such other Indemnifying Lender or its parent company (provided that any fund
                                                         --------
that invests in loans and is managed or advised by the same investment advisor of another fund which is an Indemnifying Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Indemnifying Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Indemnifying Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of such Indemnifying Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Indemnifying Lender or assigning Indemnifying Lenders, of such Indemnity Participation (and related Indemnity Amount) to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as an Indemnifying Lender by execution of an Assignment and Assumption Agreement; provided that, notwithstanding the foregoing, in
                      --------
connection with any assignment to an Eligible Transferee pursuant to sub-clause
(y) above by any Indemnifying Lender which acquired an Indemnity Participation (and/or related Indemnity Amount) in an amount less than $1,000,000 in reliance on the proviso to sub-clause (x)(i)(B) or (x)(ii) above, such Indemnifying Lender shall (together with its affiliates and/or any other Indemnifying Lender that is a fund that invests in loans and is managed or advised by the same investment advisor as such Indemnifying Lender (or by an Affiliate of such investment advisor)) assign a portion equal to at least $1,000,000 in the aggregate for such assigning Indemnifying Lender or assigning Indemnifying Lenders, of such Indemnity Participations (and related Indemnity Amounts) to such Eligible Transferee if (but only if) the aggregate amount of Indemnity Participations (and/or (without duplication) related Indemnity Amounts) held by such Indemnifying Lender (and its affiliates and any other Indemnifying Lender that is a fund that invests in loans and is managed or advised by the same investment advisor as such Indemnifying Lender (or by an Affiliate of such investment advisor)) equals or exceeds $1,000,000 at such time; provided
                                                                --------
further, that, (i) at such time Schedule I shall be deemed modified to reflect
-------
the Indemnity Participation (and related Indemnity Amount) of such new Indemnifying Lender and of the existing Indemnifying Lenders, (ii) the consent of the Administrative Agent and the Fronting Lender and, so long as no Default or Event of Default then exists, the consent of the Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed),
(iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Indemnifying Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(c), the assigning Indemnifying Lender shall be relieved of its obligations hereunder with respect to its assigned Indemnity Participation (and Indemnity Amount). At the time of each assignment pursuant to this Section 13.04(c) to a Person which is not already a Lender or an Indemnifying Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Indemnifying Lender shall, to the extent legally entitled to do so, provide to the Borrower and the Fronting Lender the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of an Indemnifying Lender's Indemnity Participation (and related Indemnity Amount) pursuant to Section 1.13 or this Section

13.04(c) would, at the time of such assignment, result in increased costs under
Section 4.04 from those being charged by the respective assigning Indemnifying Lender prior to such assignment, then neither the Borrower nor the Fronting Lender shall be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay to the Fronting Lender (acting for any Indemnifying Lender) any other increased costs of the type described above resulting from changes after the date of the respective assignment).

          (d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and any Lender which is a fund may, without the consent of the Administrative Agent or the Borrower, pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to its trustee or such collateral agent, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

          13.05  No Waiver; Remedies Cumulative.  No failure or delay on the
                 ------------------------------
part of the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

          13.06  Payments Pro Rata.  (a)  Except as otherwise provided in this
                 -----------------
Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share
                                                                  --- ----
of any such payment) pro rata based upon their respective shares, if any, of the
                     --- ----
Obligations with respect to which such payment was received.

          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter
--------
recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

          13.07  Calculations; Computations.  (a)  The financial statements to
                 --------------------------
be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein,
          --------
all computations of Excess Cash Flow, the Applicable Margin and the Applicable Commitment Commission Percentage, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.07 through 9.12, inclusive, shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower referred to in Section 7.05(a), (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma
                                                                   --- -----
Basis and (iii) for all purposes of this Agreement, all Receivables Indebtedness shall be treated as Indebtedness of the Borrower and its Subsidiaries hereunder, regardless of any differing treatment pursuant to generally accepted accounting principles.

          (b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (or 365 days in the case of interest on Base Rate Loans maintained at the Prime Lending Rate and Foreign Currency Revolving Loans denominated in Pounds Sterling) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

          (c) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.07, (i) for purposes of determining compliance with any incurrence tests set forth in Sections 8 and/or 9 (excluding Sections 9.08, 9.09, 9.10, 9.11 and 9.12), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence test limits the aggregate amount outstanding (or expended) at any time and is expressed in Dollars, all outstanding amounts originally incurred or expended in a currency other than Dollars shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding (or expended) at any time).

          (d) Except as provided in Section 13.07(e), for purposes of this Agreement, the Dollar Equivalent of each Foreign Currency Revolving Loan and each Letter of Credit denominated in a Foreign Currency shall be calculated on the date when any such Foreign Currency Revolving Loan is made or Letter of Credit is issued, on the second Business Day of each month and at such other times as may be designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by the Borrower, it being understood that until such notice is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrower by the Administrative Agent. The Administrative Agent shall promptly notify the Borrower of each such determination of the Dollar Equivalent.

          (e) For the purposes of determining the Borrower's obligation to reimburse in Dollars a Drawing under a Letter of Credit denominated in a Foreign Currency (and each Participant's obligation to fund its Participation with respect to any such Letter of Credit), such determination shall be made by the Administrative Agent by converting the amount of the Unpaid Drawing into Dollars based on the Dollar Equivalent thereof on the day on which the Drawing is honored by the Issuing Lender. For the purposes of determining the Borrower's obligation to pay Letter of Credit Fees and Facing Fees with respect to Letters of Credit denominated in a Foreign Currency, such determination shall be made by using the Dollar Equivalent in effect from time to time during the term of any such Letter of Credit as determined by the provisions of Section 13.07(d).

          13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF
                 -----------------------------------------------------------
JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS
----------
AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE

AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

          (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          13.09  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

          13.10  Effectiveness.  This Agreement shall become effective on the
                 -------------
date (the "Effective Date") on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

          13.11  Headings Descriptive.  The headings of the several sections and
                 --------------------
subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          13.12  Amendment or Waiver; etc.  (a)  Neither this Agreement nor any
                 -------------------------
other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders (although additional parties may be added to, and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no
                                                             --------
such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under all the Security Documents (except as expressly permitted by the Credit Documents), (iii) release all or substantially all of the Subsidiary Guarantors from their respective obligations under the Subsidiaries Guaranty (except as expressly permitted by the Credit Documents), (iv) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective
Date), (v) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that
                                                        ----------------
no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender's rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as originally in effect, (x) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01(a) or 4.02 (excluding Section 4.02(b) or (c)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (y) without the consent of each Lender of each Tranche which is adversely affected by such amendment, amend the definition of Majority Lenders (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (7) reduce the amount of, or extend the date of, any Scheduled A Repayment without the consent of Supermajority Lenders holding A Term Loans, or reduce the amount, or extend the date of, any Scheduled B Repayment without the consent of the Supermajority Lenders holding B Term Loans, or reduce the second percentage specified in clause (i) of the definition of Supermajority Lenders without the consent of each Lender holding A Term Loans, or reduce the second percentage specified in clause (ii) of the definition of Supermajority Lenders without the consent of each Lender holding B Term Loans (it being understood that (x) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date and (y) nothing in this clause (7) is intended to limit the rights of the Lenders set forth in clause (i) of the preceding proviso with respect to any extension of the final Scheduled A Repayment due on the A Term Loan Maturity Date or of the final Scheduled B Repayment due on the B Term Loan Maturity Date), or (8) without the consent of the Indemnifying Lenders holding a majority of the then outstanding Indemnity Participations, amend, modify, terminate or waive any provision of Section 1.17 or 13.04(c) or of the component definitions used therein. For purposes of this Section 13.12(a), it is understood and agreed that the Fronting Lender may, in accordance with the provisions of Section 1.17(f), provide votes or consents with respect to certain portions of its Revolving Loan Commitment only, or may provide inconsistent votes with respect to portions of its Revolving Loan Commitment, in each case to the extent that the respective portions of its Revolving Loan Commitment are required to be voted at the direction of the respective Indemnifying Lenders pursuant to Section 1.17(f).

          (b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders or Indemnifying Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders and Indemnifying Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender and each such non-consenting Indemnifying Lender with one or more Replacement Lenders and/or Replacement Indemnifying Lenders, as the case may be, pursuant to
Section 1.13 so long as at the time of such replacement, each such Replacement Lender and/or Replacement Indemnifying Lenders, as the case may be, consents to the proposed change, waiver, discharge or termination or (B)(I) terminate such non-consenting Lender's Commitments and/or repay each Tranche of outstanding Loans of such Lender in accordance with Sections 3.02(b) and/or 4.01(b) and (II) if the consent of any non-consenting Indemnifying Lender is required in connection with the respective action, terminate that portion of the Revolving Loan Commitment of the Fronting Lender in which the respective non-consenting Indemnifying Lender has an Indemnity Participation and terminate the related Indemnity Participation, provided that, unless the Commitments that are
                         --------
terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided
                                                                   --------
further, that in any event the Borrower shall not have the right to replace a
-------
Lender or Indemnifying Lender, terminate its Commitments (or Indemnity Participations) or repay its Loans solely as a result of the exercise of such Lender's or Indemnifying Lender's rights (and the withholding of any required consent by such Lender or Indemnifying Lender) pursuant to the second proviso to
Section 13.12(a).

          13.13  Survival.  All indemnities set forth herein including, without
                 --------
limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

          13.14  Domicile of Loans.  Each Lender may transfer and carry its
                 -----------------
Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

          13.15  Register.  The Borrower hereby designates the Administrative
                 --------
Agent to serve as the Borrower's agent, solely for purposes of this Section 13.15, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders, each repayment in respect of the principal amount of the Loans of each Lender and the Indemnity Participation (and Indemnity Amount) of each Indemnifying Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans or any Indemnifying Lender's obligation with respect to its Indemnity Participation. With respect to (x) any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments and (y) any Indemnifying Lender, the transfer of the Indemnity Participation of such Indemnifying Lender and the rights to interest and fees payable pursuant to such Indemnity Participation, shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments, Loans and/or Indemnity Participations, as the case may be, and prior to such recordation all amounts owing to the transferor with respect to such Commitments, Loans and/or Indemnity Participations, as the case may be, shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments, Loans and Indemnity Participations shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Sections 13.04(b) and/or (c). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

          13.16  Confidentiality.  (a)  Subject to the provisions of clause (b)
                 ---------------
of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose
                                        --------
any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender,
(ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation involving the Borrower, any of its Subsidiaries or affiliates, this Agreement, any other Credit Document, the Transaction or any other transaction contemplated or permitted hereunder, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the extent necessary in connection with the exercise of any remedy under the Credit Documents, (vi) to the Administrative Agent or the Collateral Agent, (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty's professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (viii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the
             --------
confidentiality provisions contained in this Section 13.16.

          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

          13.17  Judgment Currency.  (a)  The Borrower's obligation hereunder
                 -----------------
and under the other Credit Documents to make payments in Dollars or (x) in the case of a Letter of Credit issued in a Foreign Currency, the Dollar Equivalent thereof or (y) in the case of a Foreign Currency Revolving Loan, the applicable Foreign Currency (in any such case, the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent, the Issuing Lender or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent thereof or, in the case of conversions into other currencies, at the rate of exchange quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

          (c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 13.17, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

          13.18  Euro.  (a)  If at any time that a Foreign Currency Revolving
                 ----
Loan denominated in Pounds Sterling is outstanding, Pounds Sterling is replaced as the lawful currency of the United Kingdom (the "Issuing Country") by the Euro so that all payments are to be made in the Issuing Country in Euros and not in Pounds Sterling, then such Foreign Currency Revolving Loan shall be automatically converted into a Foreign Currency Revolving Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Foreign Currency Revolving Loan would be converted pursuant to the EMU Legislation and thereafter no further Foreign Currency Revolving Loans will be available in Pounds Sterling, with the basis of accrual of interest, notice requirements and payment offices with respect to such converted Foreign Currency Revolving Loans to be that consistent for Foreign Currency Revolving Loans denominated in Euros.

          (b) In each case, to the maximum extent permitted under applicable law, the Borrower shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its affiliates with respect to a Foreign Currency Revolving Loan affected by this Section 13.18 as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or eurocurrency market.

          13.19  Post-Closing Actions.  Notwithstanding anything to the contrary
                 --------------------
contained in this Agreement or in the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Subsidiaries shall be required to take the actions specified in Schedule XIII as promptly as practicable, and in any event within 90 days after the Initial Borrowing Date. The provisions of said Schedule XIII shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety. All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents, and to allow for certain items otherwise required to be delivered pursuant to the Credit Documents not to be so delivered to the extent permitted by the terms of said Schedule XIII), provided that (x) to the extent any representation and
                     --------
warranty would not be true because the actions described on Schedule XIII marked with an asterisk (collectively, the "Actions Within Borrower's Control") were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true with respect to any of the foregoing actions required to be taken by this Section 13.19 immediately after said actions have been taken. The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by each Credit Agreement Party to each of the Lenders that the Actions Within Borrower Control required to be taken pursuant to this Section 13.19 will be, or have been, taken within the relevant time periods referred to in this Section 13.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents with respect to each Action Within Borrower's Control shall then be true and correct without any modification pursuant to this Section 13.19. The parties hereto acknowledge and agree that (i) the failure to take the Action Within Borrower's Control specified as item IV. on Schedule XIII, within the relevant time period required above, shall give rise to an immediate Event of Default and (ii) the failure to take any of the other actions required above (to the extent so required), within the relevant time periods required above, shall be a covenant default for all purposes of this Agreement.

                                *     *     *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
-------

The Manitowoc Company, Inc.                THE MANITOWOC COMPANY, INC.
500 South 16/th/ Street
Manitowoc, Wisconsin 54221
Attention: Maurice D. Jones                By: /s/ Glen E. Tellock
Tel. No.: (920) 684-4410                       _________________________
Fax No.:  (920) 683-8123                      Name:  Glen E. Tellock
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

                                           BANKERS TRUST COMPANY, Individually
                                              and as Administrative Agent


                                           By: /s/ Gina S. Thompson
                                               _________________________
                                              Name:  Gina S. Thompson
                                              Title: Director

                                           BANK ONE, NA, Individually and as
                                              Syndication Agent


                                           By: /s/ Richard G. Hillsman
                                               _________________________
                                              Name:  Richard G. Hillsman
                                              Title: Director

                                           ARAB BANKING CORPORATION (B.S.C.)


                                           By: /s/ Grant E. McDonald
                                               _________________________
                                              Name:  Grant E. McDonald
                                              Title: Vice President

                                           LASALLE BANK NATIONAL ASSOCIATION

                                           By:  /s/ Lou D. Banach
                                                _________________________
                                              Name:  Lou D. Banach
                                              Title: Vice President and
                                                     Senior Lender


                                           ASSOCIATED BANK, N.A.

                                           By: /s/ Clark A. Rasmussen
                                               _________________________
                                              Name:  Clark A. Rasmussen
                                              Title: Senior Vice President


                                           THE BANK OF NEW YORK

                                           By: /s/ Eugene F. Kenny
                                               _________________________
                                              Name:  Eugene F. Kenny
                                              Title: Senior Vice President


                                           FIRST UNION NATIONAL BANK

                                           By: /s/ John R. Langhine
                                               _________________________
                                              Name:  John R. Langhine
                                              Title: S.V.P. & Director


                                           NATEXIS BANQUES POPULAIRES

                                           By: /s/ Christine Dirkinger
                                               _________________________
                                              Name:  Christine Dirkinger
                                              Title: Assistant Vice President

                                           FIRSTAR BANK, N.A.

                                           By: /s/ Thomas V. Richtman
                                               _________________________
                                              Name:  Thomas V. Richtman
                                              Title: Vice President


                                           M&I MARSHALL & ILSLEY BANK

                                           By: /s/ Ronald J. Casey
                                               _________________________
                                              Name:  Ronald J. Casey
                                              Title: Vice President


                                           FLEET NATIONAL BANK, Individually
                                           and as Documentation Agent

                                           By: /s/ James V. Maiorino
                                               _________________________
                                              Name:  James V. Maiorino
                                              Title: Vice President


                                           BNP PARIBAS


                                           By:_________________________
                                              Name:
                                              Title:


                                           THE NORTHERN TRUST COMPANY

                                           By: /s/ David J. Mitchell
                                               _________________________
                                              Name:  David J. Mitchell
                                              Title: Vice President